UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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GATX CORPORATION
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2 0 2 3 P R O X Y S T A T E M E N T

Notice of Annual Meeting of Shareholders

to be held on April 28, 2023

March 17, 2023

Dear Shareholders:

On behalf of the Board of Directors, I invite you to attend GATX Corporation’s 2023 Annual Meeting of Shareholders on Friday, April 28, 2023 at 9:00 a.m. Central Time. This year’s annual meeting will be a virtual meeting of shareholders. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the annual meeting by visiting https://meetnow.global/MMQAVCG. Enclosed you will find a notice setting forth the items we expect to address at the meeting, our Proxy Statement, a form of proxy, and a copy of our 2022 annual report to our shareholders.

In 2022, GATX’s net income from continuing operations was $155.9 million, or $4.35 per diluted share.1 Each of our business units contributed to our strong financial results for the year. Rail North America’s segment profit increased $35.9 million, or over 12%, from the prior year and exceeded expectations as we took advantage of strong demand for existing assets and a favorable railcar leasing environment. Our commercial team did an excellent job achieving higher renewal lease rates while maintaining over 99% fleet utilization. We continued to improve the efficiency of our maintenance network, completing the vast majority of repair work at our owned facilities. We continued to optimize our fleet by selectively selling railcars into a robust secondary market, generating $104.6 million in remarketing income for the full year.

Our Rail International businesses performed well despite supply chain disruptions partially relating to the Russia/Ukraine conflict that delayed new car deliveries in Europe and India. Demand for railcars in both regions was strong, and Rail Europe continued to experience increases in renewal lease rates compared to expiring rates. In Portfolio Management, the Rolls-Royce and Partners Finance affiliates performed better than we anticipated as long-haul, international air traffic, which remains below pre-pandemic levels, improved from a year ago.

Notwithstanding rising asset prices, we continued to find a number of attractive opportunities to grow our global asset base in 2022. In Rail North America, we invested more than $815 million and entered into a new six-year railcar supply agreement that enhances our ability to meet customer needs. Despite delivery delays internationally, we invested over $176 million at Rail Europe and almost $68 million at Rail India. In the fourth quarter, we increased our direct investment in aircraft spare engines through GATX Engine Leasing by acquiring five additional engines for nearly $150 million. In total, our 2022 investment volume was over $1.2 billion.

Your vote is very important. Whether or not you plan to attend the virtual annual meeting, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by internet or telephone or by signing and returning your proxy card in the enclosed envelope. On behalf of the Board of Directors and management, I would like to thank you for your continued support of GATX.

Sincerely,
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials

for the Shareholders’ Meeting to be held on April 28, 2023.

The Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders, the Annual Report to Shareholders for the year ended December 31, 2022, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available at: www.envisionreports.com/GATX.

[1]

These results are calculated in accordance with GAAP and include $61.8 million of tax adjustments and other items. For a reconciliation of net income, diluted earnings per share and return on equity, excluding tax adjustments and other items (non-GAAP), to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit B to this Proxy Statement.

Notice of Annual Meeting of Shareholders

GATX 2023 Annual Meeting of Shareholders

Date: Friday, April 28, 2023

Items of Business:

• Election of 8 Directors

• Adoption of Advisory Resolution to Approve Executive Compensation

• Adoption of Advisory Resolution Regarding Frequency of Future Advisory Votes on Executive Compensation

• Ratification of Independent Registered Public Accounting Firm

Time: 9:00 a.m. Central Time
Place: The annual meeting will be held as a live audio webcast at https://meetnow.global/MMQAVCG Record Date: Close of business on March 3, 2023

Advance Voting Methods and Deadlines

Internet and telephone voting are available 24 hours a day, seven days a week up to these deadlines:

•	Registered Shareholders—closing of the polls at the virtual annual meeting

•	Beneficial Owners—11:59 p.m. Eastern Time on April 27, 2023 (after which voting is available online at the virtual annual meeting if properly registered in advance)

•	Participants in GATX 401(k) Plans—8:00 a.m. Eastern Time on April 26, 2023

Go to the website identified on the proxy card • Enter the Control Number printed on the proxy card • Follow the instructions on the screen.	Call the toll-free number identified on the proxy card • Enter the Control Number printed on the proxy card • Follow the recorded instructions.

Mark your selections on the enclosed proxy card

•  Date and sign your name exactly as it appears on the proxy card

•  Promptly mail the proxy card in the enclosed postage-paid envelope

Return promptly to ensure that it is received before the deadlines stated above.

You can vote online at the virtual annual meeting • Follow the instructions on the meeting website: https://meetnow.global/MMQAVCG

By Order of the Board of Directors,

Executive Vice President, General Counsel and

Corporate Secretary

GATX CORPORATION - 2023 Proxy Statement	i

ii	GATX CORPORATION - 2023 Proxy Statement

Proxy Summary

The Board of Directors (the “Board”) of GATX Corporation (“GATX”, the “Company”, “we”, “us”, or “our”) is soliciting proxies for use at the Company’s Annual Meeting of Shareholders to be held on Friday, April 28, 2023 (the “Annual Meeting”). This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 17, 2023.

This summary includes information found elsewhere in this Proxy Statement and does not contain all of the information you should consider in voting. Please read this Proxy Statement carefully before voting your shares.

Annual Meeting of Shareholders

  When  g April 28, 2023, 9:00 a.m. Central Time

  Where g The meeting will be held virtually via a live audio webcast at https://meetnow.global/MMQAVCG

You may vote if you were a shareholder of record at the close of business on March 3, 2023. We hope that you will be able to attend the Annual Meeting virtually, but if you cannot do so, it is important that your shares be represented.

We urge you to read the Proxy Statement carefully and to vote your shares in accordance with the Board’s recommendations by internet or telephone or by signing and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to virtually attend the Annual Meeting.

Voting Recommendations of the Board

Item	Description	For	Against	Page

1	Election of directors			19

2	Adoption of advisory resolution approving our executive compensation			29

3	Adoption of advisory resolution selecting EVERY YEAR as the frequency of future votes on executive compensation			30

4	Ratification of independent registered public accounting firm			73

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting.

Voting at the Annual Meeting (page 82)

If your shares are registered in your name with our transfer agent, you may vote virtually at the Annual Meeting. If you hold your shares through a broker, bank, or other nominee, you will not be able to vote virtually at the Annual Meeting unless you first obtain a legal proxy from your nominee. For further information, please see How do I vote? on page 82.

Questions and Answers (page 82)

We encourage you to review the Questions and Answers about the Annual Meeting beginning on page 82 for answers to common questions about the rules and procedures surrounding the proxy and annual meeting process.

GATX CORPORATION - 2023 Proxy Statement	1

PROXY SUMMARY

CORPORATE GOVERNANCE (PAGE 11)

GATX is committed to strong corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability. Highlights of our corporate governance practices include:

✓	Annual Election of Directors	✓	Annual CEO Succession Planning by Full Board

✓	Majority Voting for Directors	✓	Risk Oversight by Full Board and Committees

✓	Resignation Policy for Directors who Fail to Receive a Majority Vote	✓	Annual Board and Committee Self-Evaluations

✓	7 of 8 Director Nominees are Independent	✓	No Poison Pill

✓	Diversity of Experience and Skills Among Directors	✓	Anti-Hedging/Anti-Pledging Policies for Directors, Officers, and Employees

✓	Regular Director Skills Assessment and Board Succession Planning	✓	Share Ownership Requirements for Directors and Executive Officers

✓	Independent Board Chair	✓	Clawback Policy for Equity Awards and Incentive Compensation

✓	Independent Audit, Compensation, and Governance Committees	✓	Annual “Say-on-Pay” Advisory Vote
✓	Executive Sessions of Independent Directors After Each Board Meeting	✓	Active Shareholder Engagement Program

DIRECTOR NOMINEES (PAGE 22)

The following table provides summary information about each director nominee (with age shown as of Annual Meeting date):

Name	Age	Director Since	Principal Occupation	Committee Memberships[1]	Other Public Company Boards
Diane M. Aigotti*	58	2016	Retired; Former Executive Vice President, Managing Director and Chief Financial Officer, Ryan Specialty Group, LLC	A, G	0
Anne L. Arvia*	60	2009	Retired; Former Executive Vice President, Banking and Financial Services, The Auto Club Group; President and Chief Executive Officer, The Auto Club Trust	A (Chair)	0
Robert C. Lyons	59	2022	President and Chief Executive Officer, GATX Corporation	None	1
James B. Ream*	67	2008	Retired; Former Senior Vice President – Operations, American Airlines	CH, C, G	0
Adam L. Stanley*	49	2019	Chief Experience Officer, Teach for America	A, G	0
David S. Sutherland*	73	2007	Retired; Former President and Chief Executive Officer, IPSCO, Inc.	C (Chair)	2
Stephen R. Wilson*	74	2014	Retired; Former Chairman, President and Chief Executive Officer, CF Industries Holdings, Inc.	A, C	0
Paul G. Yovovich*	69	2012	President, Lake Capital	C, G (Chair)	0

*	Independent Director

[1]	A = Audit Committee; C = Compensation Committee; G = Governance Committee; CH = Board Chair

2	GATX CORPORATION - 2023 Proxy Statement

PROXY SUMMARY

EXECUTIVE COMPENSATION (PAGE 31)

We encourage you to review the Compensation Discussion and Analysis beginning on page 31 for information about our executive compensation program.

OUR EXECUTIVE COMPENSATION PROGRAM SUPPORTS OUR LONG-TERM FOCUS THROUGH INDUSTRY CYCLES

GATX is in the business of owning and leasing long-lived transportation assets. We are the leading global railcar lessor, leasing railcars in North America, Europe, and India. Most of our railcar leases are service-intensive leases under which we provide maintenance, engineering, administrative, and a variety of other value-added services. Railcar leasing accounted for a substantial majority of our 2022 revenues.

•

The Railcar Leasing Market is Highly Cyclical. The railcar leasing market in which GATX operates can be highly cyclical. For example, swings in railcar supply in North America typically result in significant volatility in industry-wide railcar utilization and lease rates over time. In addition, many of our rail customers also operate in cyclical markets, such as the chemical, fertilizer, food/agricultural, refined petroleum, transportation, and construction industries. This cyclical demand, combined with changing macroeconomic conditions, may also contribute to volatility in railcar utilization and lease rates.

•

We Manage Our Business With a Long-Term View. Most of our operating assets typically have economic useful lives of 20 to 40 years. We proactively manage our business with a long-term view, which includes buying, leasing, maintaining, and selling long-lived assets into constantly changing business conditions over decades. It is critical that we make disciplined investment decisions that match the long lives of our assets. Through multiple industry and economic cycles, we have maintained a long-term focus on investing while executing numerous strategic initiatives to enhance our competitive advantage.

•

Our Strategy Varies Depending on Position in Market Cycle. Our strategy of emphasizing asset growth and returns at different points in the railcar leasing market cycle enables GATX to generate strong long-term shareholder return.

—

In stronger railcar markets, we focus on increasing lease rates and lengthening lease terms to lock in attractive lease revenue as long as possible. At the same time, we may be more selective when making new railcar investments due to high railcar prices unless we identify assets that will earn correspondingly higher lease rates over the asset’s life.

—

Conversely, in weaker markets, when railcar prices tend to be lower, we seek to increase railcar investments. We also reduce lease rates to maintain asset utilization and shorten lease terms to position us to capture value when lease rates improve.

•

Our Executive Compensation Program Supports This Long-Term Cyclical Approach and Strategy. Our executive compensation program is designed and managed by our Compensation Committee to motivate and retain management through each stage of the business cycle, including in both strong and weak railcar leasing markets. The Committee sets goals intended to align executive compensation with the appropriate achievement of our dual goals of growth and return at various points in the business cycle. Reflecting this focus, our Compensation Committee uses net income, excluding tax adjustments and other items (non-GAAP), as the performance measure in our annual incentive plan and three-year average “LTI-adjusted return on equity” (non-GAAP)[1] and three-year cumulative investment volume as the performance measures in our long-term incentive plans. The Committee recognizes that our growth, investment and returns will differ at various points in the cycle and sets the performance goals for each of these measures with the intent of focusing management on achieving results that will have the biggest impact on our ability to generate long-term shareholder value in light of where we are in the business cycle.

[1]	LTI-adjusted return on equity (non-GAAP) is calculated as GAAP net income divided by shareholders’ equity, excluding accumulated other comprehensive loss.

GATX CORPORATION - 2023 Proxy Statement	3

PROXY SUMMARY

STRONG 2022 FINANCIAL AND OPERATIONAL RESULTS

•

Leasing Market Strengthened Throughout the Year. In 2022, we executed our strategic priorities and capitalized on an improving leasing market to deliver strong financial and operating results. At Rail North America, which accounted for 71% of our 2022 revenues, we increased lease rates across most car types and achieved strong lease renewal success rates while maintaining high fleet utilization. We further optimized our diverse railcar fleet by selling railcars in the secondary market at attractive prices and entered into a multi-year railcar supply agreement to add 15,000 newly-built railcars. Despite macroeconomic challenges and supply chain disruptions, our international railcar and tank container leasing businesses took advantage of strong asset demand and achieved high fleet utilization and improved lease rates. In Portfolio Management, we increased our direct investment in aircraft spare engines, while our Rolls-Royce and Partners Finance joint ventures delivered higher than expected operating income as international air travel continued to improve from pandemic levels. By executing on our dual growth and return strategies in a gradually improving leasing market, we delivered against key metrics in our compensation plans and produced diluted earnings per share (GAAP) of $4.35 and diluted earnings per share, excluding tax adjustments and other items (non-GAAP), of $6.07.[1]

•

Positive Total Shareholder Return Despite Challenging Macroeconomic Environment. Despite challenging macroeconomic conditions in 2022, we executed our strategic priorities and delivered strong financial results, including a total shareholder return of 4.2% during a year of significant U.S. stock market decline, as illustrated below.[2]

Stock Performance

[1]

For a reconciliation of diluted earnings per share (EPS), excluding tax adjustments and other items (non-GAAP), to diluted EPS calculated in accordance with GAAP, as well as for information regarding why we believe this non-GAAP measure presents useful information to investors, please see Exhibit B to this Proxy Statement.

[2]	Total shareholder return calculation presented on an annualized basis and assumes dividends are reinvested.

4	GATX CORPORATION - 2023 Proxy Statement

PROXY SUMMARY

•	Strong 2022 Financial and Operational Results. Set forth below is a summary of our key financial and operational achievements during 2022 (dollars in millions, except for per share amounts):

[1]	Reflects continuing operations only.
[2]

For a reconciliation of net income, diluted earnings per share (EPS) and return on equity (ROE), excluding tax adjustments and other items (non-GAAP), to net income, diluted EPS, and ROE calculated in accordance with GAAP, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit B to this Proxy Statement.

[3]	Operational data in the charts relates to our Rail North America segment.
[4]	Excludes boxcars.

GATX CORPORATION - 2023 Proxy Statement	5

PROXY SUMMARY

THE CHART ABOVE ILLUSTRATES THE FOLLOWING KEY ACHIEVEMENTS DURING 2022:

Strong Earnings

•   Net income of $155.9 million (net income, excluding tax adjustments and other items (non-GAAP), of $217.7 million).[1]

•   Diluted earnings per share of $4.35 (diluted earnings per share, excluding tax adjustments and other items (non-GAAP), of $6.07).[1]

•   Return on equity of 7.7% (return on equity, excluding tax adjustments and other items (non-GAAP), of 10.8%).[1]

Excellent Operating Performance

•  Capitalized on market conditions by investing over $1.2 billion in attractively priced, long-lived transportation assets.

•  Achieved railcar fleet utilization of over 99% across our rail businesses (excluding boxcars).

•  Achieved high renewal success rates for our railcar fleets, which resulted in lower fleet churn and reduced maintenance expense incurred in preparing railcars for new customers.

•  Continued to increase the percentage of railcar service events performed in Rail North America’s wholly-owned network of shops, where we believe safety, quality, delivery, and cost metrics are superior.

•  Further optimized our North American rail fleet through selective divestitures and scrapping.

•  Continued expansion and diversification of the railcar fleets at GATX Rail Europe and GATX Rail India.

•  Entered into a new long-term railcar supply agreement to purchase 15,000 newly built railcars through 2028, providing GATX with guaranteed access to high-quality, modern, and cost-advantaged railcars in North America.

•  Invested $150 million directly in aircraft spare engines, capitalizing on the opportunity to add attractive assets to our wholly-owned portfolio.

•  Invested over $42 million in tank containers at Trifleet, further expanding our global transportation asset base.

Returned Cash to Shareholders

•   Increased our dividend for the 12th consecutive year to $2.08 (annualized) per share, completing our 104th year of uninterrupted dividends.

•   Returned over $123 million to shareholders through share repurchases and dividends.

[1]

Our 2022 financial results calculated in accordance with GAAP include $61.8 million of tax adjustments and other items. For a reconciliation of net income, diluted earnings per share and return on equity, excluding tax adjustments and other items (non-GAAP), to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit B to this Proxy Statement.

6	GATX CORPORATION - 2023 Proxy Statement

PROXY SUMMARY

OUR 2022 EXECUTIVE COMPENSATION PROGRAM REFLECTED OUR PAY FOR PERFORMANCE PHILOSOPHY

•

Substantial Majority of 2022 Pay Aligned with Performance. We design our pay programs to reward executives for positive Company performance and align with shareholder interests by having a significant portion of compensation composed of performance-based and long-term incentive awards. As shown in the charts below, 83% of our current Chief Executive Officer’s (“CEO’s”) 2022 total target compensation and approximately 67% of the 2022 total target compensation for our other currently serving named executive officers listed in the 2022 Summary Compensation table (our “NEOs”) on page 55 were tied to annual and long-term incentives based on Company performance relative to objective, quantifiable financial goals or, with respect to stock options, will only have value if our stock price increases.

Note: The percentages in the charts above reflect the base salary and incentive targets in effect for the currently serving NEOs for 2022, and thus are not intended to match amounts shown in the Summary Compensation Table or the Grant of Plan-Based Awards Table on pages 55 and 57, respectively.

•

Rigorous Incentive Targets. Our Compensation Committee carefully considered the market conditions affecting our business and set performance goals that we determined would be appropriately rigorous and difficult to achieve. Annual incentive awards for our NEOs are determined by comparing the Company’s actual performance against our budgeted net income for the year. Long-term incentives in the form of performance shares are earned based on achievement of two equally weighted measures of the three-year average LTI-adjusted return on equity (non-GAAP) (return measure) and the three-year cumulative investment volume (growth measure). Please see Compensation Discussion & Analysis – Performance Measures, Goal Setting, and Pay-for-Performance Alignment on page 42 for more information about how the Compensation Committee establishes our annual and long-term performance measures.

•

Market Data Considered in Designing Competitive Compensation Program. Our Compensation Committee also reviewed market compensation levels and program design to provide a frame of reference for comparison in designing and setting competitive 2022 executive compensation commensurate with market, Company, and NEO performance, and the need to retain executive officers of outstanding ability and potential.

GATX CORPORATION - 2023 Proxy Statement	7

PROXY SUMMARY

FREQUENCY OF FUTURE SAY-ON-PAY VOTES (PAGE 30)

Each year, we offer shareholders the opportunity to cast an advisory vote on our executive compensation (“say-on-pay”). This year, as required by U.S. Securities and Exchange Commission (“SEC”) rules, we are asking shareholders to cast an advisory vote on the frequency of future say-on-pay votes. Under SEC rules, say-on-pay votes may be held every one, two, or three years. We have been conducting annual say-on-pay votes since 2011, and our Board is recommending that shareholders vote to approve continuing the same frequency of EVERY YEAR for future say-on-pay votes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PAGE 73)

We ask that our shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2023. Below is summary information about Ernst & Young LLP’s fees for services provided in 2022 and 2021.

Type of Fees	2022 ($)	2021 ($)
Audit Fees	2,920,000	2,799,000
Audit-Related Fees	147,000	140,000
Tax Fees	43,000	67,000
All Other Fees	5,200	3,000
TOTAL Fees	3,115,200	3,009,000

8	GATX CORPORATION - 2023 Proxy Statement

SUSTAINABILITY AND CORPORATE CITIZENSHIP

Sustainability and Corporate Citizenship

AT GATX, OUR MISSION IS TO PROVIDE INNOVATIVE, UNPARALLELED SERVICE THAT ENABLES OUR CUSTOMERS TO TRANSPORT WHAT MATTERS SAFELY AND SUSTAINABLY WHILE CHAMPIONING THE WELL-BEING OF OUR EMPLOYEES AND COMMUNITIES.

We are committed to growing our business in a sustainable and socially responsible manner, and we demonstrate our commitment through our programs and initiatives. Our Environmental, Social and Governance (“ESG”) Committee, a multi-functional team, meets periodically to develop, assess, and prioritize ESG topics that are important to our business and our stakeholders and to continually improve both the measurement and transparency of our ESG disclosures and practices. The Governance Committee of GATX’s Board has primary oversight responsibility for our ongoing and developing ESG efforts. We maintain a Sustainability page on our website (www.gatx.com) to highlight our environmental and social responsibility accomplishments and provide key performance data to our stakeholders.1

We believe that investing in our people, in our communities, and in operating our business sustainably and ethically will drive long-term value for GATX and its shareholders. Our ESG priorities center on four foundational pillars:

OUR ETHICS AND INTEGRITY	OUR PEOPLE

•   Committing to operate our business consistent with the highest standards of honest and ethical behavior

•   Championing a company-wide ethics and compliance program intended to provide our employees with resources and regular training to assist them in doing their jobs in an ethical manner while empowering them to raise questions and concerns without fear of retaliation

•   Protecting the health and safety of our employees is our highest priority

•   Fostering a diverse and inclusive workplace through our policies and programs

•   Investing in our employees through training, professional development, benefit programs, and education

OUR ENVIRONMENT	OUR COMMUNITIES

•   Striving for the highest levels of asset quality and safety

•   Implementing sustainable policies and practices designed to reduce energy use, decrease waste, increase recycling, and lower water consumption in our operations

•   Assessing business, operational, and strategic risks associated with climate change and reporting on key environmental data

•   Investing in safety training and civic engagement initiatives to support the communities where we live and work

•   Encouraging employee involvement in their local communities through volunteer projects and fundraising campaigns

[1]	Nothing on our website shall be deemed incorporated by reference into this Proxy Statement.

GATX CORPORATION - 2023 Proxy Statement	9

SUSTAINABILITY AND CORPORATE CITIZENSHIP

2022 KEY INITIATIVES AND ACCOMPLISHMENTS

Health and Safety

✓ We continued to ensure that our railcar maintenance facility employees and inspectors, who are essential workers in the rail industry, could safely perform their jobs every day with our practices to minimize COVID-19 risks to our employees, their families, and the communities in which we operate.

✓ In addition to being recognized as a Responsible Care® Partner by the American Chemistry Council and the Chemical Industry Association of Canada, we continued our active participation in the Transportation Community Awareness and Emergency Response (TRANSCAER®) initiative, a national outreach effort assisting communities to prepare for and respond to a possible hazardous materials transportation incident. In 2022, we actively participated in TRANSCAER activities and played a leading role in sourcing parts and other materials for the railcar we donated to TRANSCAER for training purposes in 2021.

✓ Our repair facilities maintained relationships with first responders in the communities where we operate to train and coordinate response plans in the event of any incident involving our railcars or our facilities. We offered training across North America on the proper use of railcars and related equipment through our TankTrainer mobile classroom, a tank car outfitted for instruction.

✓ We continued to focus on further enhancing our training and standardized work procedures and employed other operational practices to improve our employees’ safety. As a result of these enhanced measures, we reduced both days away, restricted, or transferred and total recordable incident rates in our Rail North America business from last year.

Our People

✓ Our hiring initiatives are designed to mitigate unconscious bias in the recruitment process by broadening candidate slates, creating interviewer panels with diverse voices in the selection process, and relying upon a consistent job-related criteria and methodology to evaluate talent.

✓ We follow a talent management process that includes hiring, promoting, and developing diverse talent in order to increase diverse representation in the organization.

✓ Our Head of Diversity, Equity and Inclusion (“DEI”) continues to oversee and help direct our diversity and inclusion efforts.

✓ We supported employees in building the skills and capacity to work in an inclusive manner by hosting a Day of Understanding for all employees, which included workshops, panels, and speakers on diversity and inclusion.

✓ Throughout the year, we offered DEI training sessions to employees that were targeted to their positions.

✓ We sought to ensure gender, racial, and ethnicity pay equity for professional to executive level positions by conducting an annual compensation analysis.

✓ We administered an employee engagement survey, which included specific questions on diversity and inclusion, to help us assess engagement levels across the organization and in diverse groups.

Our Environment

✓ We continue to make significant investments in railcars globally, resulting in the ability to transport more goods by rail versus roads, which lowers carbon emissions and reduces highway noise and congestion.

✓ In 2022, GATX continued to publish Scope 1 and Scope 2 greenhouse gas emissions for all our facilities globally and continued to assess our full value chain impacts on the environment in an effort to identify opportunities to reduce those impacts.

✓ GATX also published our SASB report, which discloses metrics related to relevant ESG factors.

✓ We pursued programs to reduce the amount of waste sent to landfills by eliminating, reducing, reusing, or recycling various waste streams.

Our Communities

✓ GATX has a long history of supporting the communities where our employees live and work. For example, in recognition of our ongoing efforts in and around Waycross, Georgia, where we operate a maintenance facility, GATX received the Waycross-Ware Development Authority’s ‘Helping Hands’ award.

✓ GATX employees held a successful 2022 employee giving campaign and fundraiser for Make-A-Wish Illinois. We have partnered with Make-A-Wish Illinois for over 25 years and provided more than $5 million to help Make-A-Wish Illinois grant wishes to children with critical illnesses. Since 2008, GATX has been the largest corporate partner to the organization.

✓ GATX collaborated with Kansas City Southern, Canadian Pacific, North American Strategy for Competitiveness (NASCO), and Rotary clubs across North America on the successful ‘Save the Monarch Butterfly 60,000 Tree’ campaign. The campaign reached its goals of promoting environmental conservation and awareness and raising funds to plant 60,000 Oyamel trees, a critical habitat for the monarch population. GATX contributed a boxcar custom wrap for the awareness campaign as well as a monetary donation.

✓ Through our partnership with Big Shoulders Fund, which provides support to inner-city schools in Chicago, employees in Chicago participated in a companywide service day to clean, beautify, and ready schools for the new school year. Further, GATX employees have mentored Big Shoulders students since 2016.

10	GATX CORPORATION - 2023 Proxy Statement

Proxy Statement

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of GATX and our shareholders. Its responsibilities include the following:

•	reviewing and approving our major financial objectives, strategic and operating plans, strategic transactions with third parties, and other significant actions

•	overseeing the conduct of our business

•	assessing business risks to evaluate whether any changes to our business, strategy, or risk management practices may be warranted

•	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures

•	overseeing compliance with law and ethical standards

GATX has a long-standing commitment to strong corporate governance and ethical standards. Demonstrating this commitment, the Board has adopted the GATX Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Code of Ethics for Senior Company Officers, as well as charters for each of the Board’s committees. These documents constitute the foundation of our corporate governance structure and are available on our website (www.gatx.com) in the Investor Relations section under “Governance.”

The Board and its committees meet throughout the year on an established schedule and hold special meetings from time to time as appropriate. Following each meeting, the Board’s independent directors meet in executive sessions without the Chief Executive Officer or other members of management present. The independent Chair of the Board serves as Chair of the executive sessions of the Board.

The Board met nine times during 2022, and each director attended at least 75% of the meetings of the Board and the committees on which he or she served during the year. We encourage all directors to attend the 2023 Annual Meeting of Shareholders, and in 2022 all directors then serving on the Board attended the annual meeting.

Board Independence

The Board has adopted the GATX Director Independence Standard set forth in Exhibit A to this Proxy Statement to evaluate the independence of directors and director nominees and to ensure compliance with the independence standards required by the New York Stock Exchange (“NYSE”) for listed companies. In accordance with this standard, and considering all relevant facts and circumstances, the Board has made an affirmative determination that none of the following directors has a material relationship with GATX other than in his or her capacity as a member of the Board and that all of the following directors are independent: Diane M. Aigotti, Anne L. Arvia, James B. Ream, Adam L. Stanley, David S. Sutherland, Stephen R. Wilson, and Paul G. Yovovich.

Board Leadership Structure

Our By-Laws afford the Board flexibility to separate or combine the positions of Chair of the Board and Chief Executive Officer based on particular circumstances. When the two positions are combined (or the Chair is not otherwise independent), then the independent directors designate an independent Lead Director to provide leadership to the non-management members of the Board and to work with the Chair and Chief Executive Officer and the other Board members to provide effective and independent oversight of our management and affairs. The Company would notify shareholders of any change in the Board’s leadership structure in our proxy statements, unless we are required to disclose earlier.

GATX CORPORATION - 2023 Proxy Statement	11

CORPORATE GOVERNANCE

Likewise, our Board is structured to promote independence whether or not its Chair is a member of executive management. The entire Board, with the exception of Robert C. Lyons, currently consists of independent directors, and the Audit, Compensation, and Governance Committees also are composed entirely of independent directors. The independent directors on the Board meet after each Board meeting in executive sessions that are not attended by Mr. Lyons or other members of management.

Prior to Brian A. Kenney’s retirement as President and Chief Executive Officer at the close of the 2022 annual meeting, he served as both Chair of the Board and Chief Executive Officer and James B. Ream served as independent Lead Director. Mr. Kenney was succeeded as President and Chief Executive Officer by Mr. Lyons, who was also elected as a director at that meeting.

As part of these succession planning discussions, the Board evaluated its leadership structure and concluded that, following his retirement as CEO, Mr. Kenney would continue to serve on the Board as its non-executive Chair (and Mr. Ream would continue to serve as Lead Director to provide independent oversight) for a transitional period ending October 31, 2022. Effective November 1, 2022, the Board appointed Mr. Ream to serve as the independent Chair of the Board following Mr. Kenney’s retirement from the Board. The Board made this decision based on its belief that with a newly-appointed Chief Executive Officer it is in the best interests of our shareholders to have a separate, independent Chair because this leadership structure more closely aligns with current governance practices and promotes effective independent Board oversight.

As Board Chair, Mr. Ream serves an important role in our governance structure, as he did as Lead Director, with expanded roles and responsibilities that include, among other things:

•	presiding at all shareholder and Board meetings, including executive sessions of the independent directors

•	attending the meetings of all Board committees

•	calling Board meetings and meetings of the independent directors

•	establishing Board meeting schedules and agendas in consultation with the Chief Executive Officer

•	serving as the Board’s principal liaison with the Chief Executive Officer

•	interviewing all director candidates and making recommendations to the Governance Committee

•	determining the composition and leadership of the Board’s committees

•	representing the Board in our shareholder engagements and outreach meetings

Board Committees

Director*	Board of Directors	Audit Committee	Compensation Committee	Governance Committee
Diane M. Aigotti	●	●		●
Anne L. Arvia	●	C
Robert C. Lyons	●
James B. Ream	C		●	●
Adam L. Stanley	●	●		●
David S. Sutherland	●		C
Stephen R. Wilson	●	●	●
Paul G. Yovovich	●		●	C
Number of 2022 meetings	9	7	5	5

*	In the table above, “C” means Chair.

12	GATX CORPORATION - 2023 Proxy Statement

CORPORATE GOVERNANCE

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance Committee. Each committee is composed of directors determined by the Board to be independent in accordance with the listing standards of the NYSE. Mr. Ream serves as Chair of the Board and also as a member of the Governance and Compensation Committees and attends all meetings of all Board committees. The principal responsibilities of each of these committees are described generally below and in detail in their respective committee charters, which are available on our website (www.gatx.com) in the Investor Relations section under “Governance.”

Audit Committee

The Board has determined that each member of the Audit Committee has accounting or related financial management expertise and is “financially literate,” as that term is used in the listing standards of the NYSE. In addition, the Board has determined that each of Diane M. Aigotti, Anne L. Arvia, and Stephen R. Wilson qualifies as an “audit committee financial expert,” as that term is defined by SEC rules. All members of the Audit Committee satisfy the NYSE’s independence standards applicable to audit committee members.

The Audit Committee’s functions include the appointment, retention, compensation, and oversight of our independent registered public accounting firm. The Audit Committee also reviews any related party transactions and assists the Board in oversight of:

•	the integrity of our financial statements

•	our compliance with legal and regulatory requirements

•	our guidelines, policies, and procedures with respect to risk assessment and risk management

•	the independent registered public accounting firm’s qualifications and independence with respect to services performed, including non-audit fees and services

•	the performance of our internal audit function and the independent registered public accounting firm

•	our cybersecurity risks, controls and procedures

The Audit Committee maintains free and open communication, and meets separately at each regularly scheduled committee meeting, with our independent registered public accounting firm, our internal auditor, and management.

Compensation Committee

The Compensation Committee’s functions include:

•	conducting an annual evaluation of the Chief Executive Officer’s performance

•	annually setting the Chief Executive Officer’s compensation level and reviewing and approving compensation levels of our other senior officers

•	establishing and administering our incentive compensation plans, equity-based plans, and other bonus plans, including granting awards and approving payouts under our plans

•	annually reviewing the corporate goals and objectives relating to compensation of our Chief Executive Officer and other senior officers

•	periodically reviewing and making recommendations to the Board regarding the compensation of our non-management directors

•	evaluating the qualifications and independence of the Compensation Committee’s independent compensation consultant

Pay Governance LLC (“Pay Governance”) served as the Compensation Committee’s independent compensation consultant during 2022. In addition to providing advice on various aspects of GATX’s compensation plans, programs, and policies, Pay Governance also advises the Compensation Committee periodically on current trends and best practices and reviews the agendas and supporting materials with management and the Compensation Committee Chair in advance of each committee meeting. A Pay Governance representative attends all Compensation Committee

GATX CORPORATION - 2023 Proxy Statement	13

CORPORATE GOVERNANCE

meetings, including executive sessions at which management is not present, and meets independently with the Compensation Committee as appropriate. In addition, Pay Governance provides specific recommendations for the Chief Executive Officer’s compensation and advice on the recommendations made by the Chief Executive Officer with respect to the compensation of other executives.

Governance Committee

The Governance Committee’s functions include:

•	identifying individuals qualified to become Board members and recommending to the Board a slate of director nominees for election at each annual meeting of shareholders

•	ensuring that all of the Board committees have the benefit of qualified and experienced independent directors

•	regularly reviewing a matrix of director profiles and skills to ensure a diversity of relevant experience, fresh perspective, skills, backgrounds, and other attributes on the Board

•

developing and overseeing an effective set of corporate governance policies and procedures designed to ensure that GATX adheres to strong corporate governance and ethical standards and complies with all applicable legal and regulatory requirements

•

overseeing the evaluation of the Board’s performance and effectiveness, including the directors’ attendance and contributions to Board deliberations, and making such recommendations to the Board as may be appropriate

•	overseeing ESG matters and receiving periodic reports from management on related strategic initiatives

Annual Board and Committee Evaluations

The Board conducts an evaluation of its performance and effectiveness on an annual basis. The purpose of the evaluation is to obtain the directors’ feedback on the Board’s performance and identify ways to enhance its effectiveness. As part of the evaluation, each director receives a written questionnaire developed by the Governance Committee to solicit input on the Board’s performance, effectiveness, composition, priorities, and culture. Using the questionnaire as a guide, the Governance Committee Chair conducts personal interviews with all directors to obtain their feedback and discuss any other issues or concerns they may have. The Governance Committee Chair compiles the collective views and comments of the directors and then reports the results of the evaluation to the full Board.

Each of the Board’s committees conducts its own evaluation using the same process as the Board evaluation. The Chair of each committee conducts personal interviews with the other committee members and, after compiling the results, presents a report to the committee and the full Board.

Each year, the Governance Committee Chair conducts a personal interview with each Board member to gather in-depth perspectives and candid insight about Board performance and effectiveness. The Chair of each committee follows the same process to obtain feedback from committee members on the committee’s performance and effectiveness.

Retirement and Resignation Policies

The Board has a retirement policy for directors, included in our Corporate Governance Guidelines, under which a director is expected to retire from the Board and not stand for re-election at the first annual meeting of shareholders after he or she reaches the age of 75. However, the Governance Committee and the Board may waive that policy in any particular case for good reason. Under this policy, Stephen R. Wilson and David S. Sutherland are expected to retire in 2024 and 2025, respectively, absent the Board’s waiver of the policy for good reason.

14	GATX CORPORATION - 2023 Proxy Statement

CORPORATE GOVERNANCE

If a director’s principal position changes, he or she is required to offer to resign from the Board as of the date of change in position. The Governance Committee then recommends to the Board whether to accept the resignation after assessing the situation based on the individual circumstances. Likewise, each director is expected to tender his or her resignation when nominated for election to the Board, and that resignation will become effective only if the director receives more votes AGAINST his or her election than FOR votes and the Governance Committee, or other duly authorized committee of the Board, decides to accept the resignation.

Board Refreshment and Diversity

The Board, led by the Governance Committee, regularly evaluates its own composition and succession plans in light of the Company’s evolving business and strategic needs. The focus of this process is to ensure that the Board is composed of directors who possess a wide variety of relevant skills, professional experience, and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders. The Governance Committee also considers a candidate’s gender, race, ethnicity, age and other individual qualities and attributes that contribute to an active, effective Board. The Board believes that new ideas and perspectives are critical to a forward-looking and strategic Board, as are the extensive experience and deep understanding of our business and industry that long-serving directors possess. Accordingly, in its board refreshment and succession planning process, the Board considers both the benefits of continuity and fresh perspectives that new directors can bring.

In considering potential director candidates, the Governance Committee and Board take into account, among other factors, the needs of the Board and the Company in light of the overall composition of the Board with a view to achieving a balance of the skills, experience, and attributes that would be beneficial to the Board’s oversight role. For more information, see Director Criteria and Nomination Process on page 19.

The Governance Committee is currently and actively searching for qualified candidates with diverse backgrounds, including such factors as gender, race and ethnicity, and has retained an internationally-recognized search firm to assist with this process. The Governance Committee has emphasized the importance of diversity and has sought the inclusion and prioritization of diverse candidates for consideration, with a goal of further increasing diversity on the Board.

Succession Planning

The Board regularly reviews long-term and emergency succession plans for the Chief Executive Officer and for other senior management positions. In addition, the Board ensures that directors have repeated and substantial opportunities to engage with possible succession candidates. In assessing and evaluating possible Chief Executive Officer candidates, the independent directors (with the assistance of a recruiting firm with a nationally recognized succession planning practice in connection with the 2022 leadership transition) identify the key skills, experience, and attributes they believe are required to be an effective Chief Executive Officer in light of the Company’s business strategies, opportunities, and challenges. The Board also considers its own leadership structure as part of this succession planning process.

As previously noted, these activities resulted in the independent directors’ unanimous decision to separate the roles of Chair of the Board and Chief Executive Officer and to elect Mr. Lyons to succeed Mr. Kenney as President and Chief Executive Officer effective April 22, 2022, and Mr. Ream to succeed Mr. Kenney as Chair of the Board effective November 1, 2022. The Board believes the smooth and successful nature of this 2022 leadership transition is a testament to the effectiveness of its robust succession planning process.

As part of these long-term succession planning efforts, we have also implemented organizational changes to some of our other senior leadership positions in recent years in order to enhance our growth efforts and further drive the excellent performance our shareholders expect.

GATX CORPORATION - 2023 Proxy Statement	15

CORPORATE GOVERNANCE

Risk Oversight

FULL BOARD

While management is responsible for managing risk, the Board and its committees play a role in overseeing our risk management practices and programs. We have internal processes and an internal control environment that facilitates identification and management of risk and regular communication with the Board. These include an enterprise risk management program, regular internal management disclosure committee meetings, codes of business conduct and ethics, a strong ethics and compliance program, and a comprehensive internal and external audit process. The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the Board.

•

•

•

•

•

•

•

•

•

•

•

•

•

•

•

Audit Committee	Compensation Committee	Governance Committee

Plays a key role in the Board’s risk oversight process, particularly in relation to risks that could have a financial impact, such as financial reporting, taxes, accounting, disclosure, internal controls, legal matters, cybersecurity, and our ethics and compliance programs.

Discusses our risk assessment and risk management guidelines and policies with management, the internal auditors, and the independent registered public accounting firm.

Receives regular reports from management and discusses steps taken by management to monitor and control risk exposures.

Reviews all of our annual and quarterly financial reports, including any disclosure therein of risk factors affecting us and our business.

Receives quarterly reports from management regarding cybersecurity matters, including but not limited to cybersecurity events, threats, controls, cybersecurity projects, compliance, cybersecurity awareness training and updates to the cybersecurity heat map.

Provides regular reports to the Board on its risk oversight activities and any issues identified thereby.

Manages risks associated with personnel and compensation issues, including executive compensation.

Receives regular reports from the independent compensation consultant and management concerning our compensation plans, policies, and practices.

Sets performance goals under our annual and long-term incentive plans and oversees our compensation plans, policies, and practices.

Provides regular reports to the Board on its oversight of compensation-related risks.

Together with the Compensation Committee’s independent consultant, provides input to our human resources staff in conjunction with their annual assessment of potential risks that may be created by our compensation plans, policies, and practices. The assessment conducted for 2022 found that our compensation plans, policies, and practices did not create risks that would be reasonably likely to have a material adverse effect on GATX. In reaching this conclusion, we considered the mix of compensation paid to employees, as well as the risk control and mitigation features of our plans, including appropriate performance measures and targets, incentive plan payout maximums, our compensation clawback policy, and mandatory stock retention requirements for our executive officers.

Manages risks associated with governance issues, such as the independence of the Board, Board effectiveness and organization, corporate governance, and director succession planning.

Reviews the skills and experience of the directors on a regular basis to ensure the diversity of relevant experience necessary for an effective Board.

Maintains corporate governance guidelines and procedures designed to assure compliance with all applicable legal and regulatory requirements and governance standards.

Oversees environmental, social, and governance matters, including but not limited to receiving regular reports from management on environmental risks and opportunities and ESG disclosures.

Provides regular reports to the Board on its risk oversight activities.

16	GATX CORPORATION - 2023 Proxy Statement

CORPORATE GOVERNANCE

Anti-Hedging, Anti-Pledging Policies

In addition to prohibiting our directors, officers, and employees from trading in GATX stock while in possession of material non-public information, our Insider Trading Policy also prohibits certain transactions in GATX stock that may create the potential for the interests of a director, officer, or employee to diverge from the interests of GATX and its shareholders. In particular, our policy prohibits directors, officers, and employees from engaging in hedging transactions, including short sales, transactions in publicly traded options involving GATX stock, and use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. The policy also prohibits directors, officers, and employees from holding GATX stock in a margin account or pledging GATX stock as collateral for a loan.

Related Party Transactions

Related Party Transactions Approval Policy

We recognize that transactions with related parties present a heightened risk of real or perceived conflicts of interest and, therefore, may raise questions as to whether those transactions are consistent with the best interests of GATX and its shareholders. Accordingly, we have a formal, written policy that requires all related party transactions to be reviewed and approved by the Audit Committee. A “related party transaction” means any transaction (or series of transactions) valued at over $120,000 in which GATX is a participant and in which any “related party” has or will have a direct or indirect material interest. Our policy defines a “related party” to include all of our directors and executive officers, holders of more than 5% of our voting stock, and the immediate family members of those persons.

Under our policy, the Audit Committee will approve a related party transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of GATX and our shareholders, including, for example, situations where:

•	the transaction may enable us to obtain products or services of a nature, quantity, or quality, or on other terms, that are not readily available from alternative sources

•	the transaction is on “arm’s length” terms comparable to the terms on which we provide products or services to unrelated third parties or to our employees generally

Upon completion of its review, the Audit Committee will approve or disapprove the related party transaction. In approving any related party transaction, the Audit Committee also will make a determination that the transaction does not constitute a conflict of interest under our Code of Business Conduct and Ethics.

Director and Officer Indemnification and Insurance Arrangements

As required by our By-Laws, we indemnify our directors and officers to the fullest extent permitted by the New York Business Corporation Law. In addition, we have entered into indemnification agreements with each member of the Board that contractually obligate us to provide this indemnification to our directors.

As permitted by the New York Business Corporation Law and our By-Laws, we maintain insurance policies that provide liability protection to our directors and officers for claims for which they may not be indemnified by the Company. These insurance policies also provide reimbursement to GATX for indemnification payments we make on behalf of our directors and officers, subject to the conditions and exclusions specified in the policies.

Shareholder Engagement

We believe that understanding issues of importance to our shareholders is critical for us to address their interests in a meaningful and effective way. It is also a tenet of good corporate governance. In that light, we engage with our

GATX CORPORATION - 2023 Proxy Statement	17

CORPORATE GOVERNANCE

shareholders on a regular basis to discuss a range of topics, including our performance, strategy, executive compensation, and corporate governance. Dialogue and engagement with our shareholders help us understand how they view us, set goals and expectations for our performance, and identify emerging issues that may affect our strategies, corporate governance, compensation practices, or other aspects of our operations.

Our shareholder outreach and engagement program takes many forms and is a year-round activity. We participate in numerous investor conferences, analyst meetings, and investor road shows. We also provide investors with access to our executive officers in an effort to provide a full perspective on business operations, market conditions, and our long-term strategy. We communicate with shareholders through various media, including our annual report and SEC filings, Proxy Statement, press releases, and our website. We hold conference calls for our quarterly earnings releases and other major corporate events which are open to all.

In 2022, we contacted our largest shareholders, representing more than 85% of our outstanding shares, and offered them the opportunity to meet with members of our Board and management to discuss a range of issues. Frequently discussed topics included our business strategy, financial and operating performance, competitive environment, capital allocation priorities, enterprise risk management, executive compensation, and other ESG matters such as climate risk.

During our interactions with shareholders, we hear a diverse range of views. In general, our investors appreciate our transparency and the willingness of our senior executives and members of the Board to engage with, and listen to, shareholders.

Communication with the Board

GATX shareholders and other interested parties may, at any time, communicate directly with the Board, any of our directors individually (including the Chair of the Board), or our non-management directors as a group through the office of our Corporate Secretary as follows:

•	by mail addressed to the Board, any director, or the non-management directors as a group, c/o the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147

•	electronically by sending an e-mail to contactboard@gatx.com

•	anonymously through our hotline vendor, Convercent, by internet at www.convercent.com/report or by telephone at (800) 461-9330

Our Corporate Secretary will review communications received by any of these methods and forward the communication promptly to the Board, individual directors, the Board Chair, or the non-management directors as a group, as appropriate, depending on the subject matter and facts and circumstances described in the communication.

Communications that are not related to the duties and responsibilities of the Board, are patently frivolous, or are otherwise considered to be improper for submission to the intended recipient(s) will not be forwarded.

18	GATX CORPORATION - 2023 Proxy Statement

PROPOSAL 1:     ELECTION OF DIRECTORS

Director Criteria and Nomination Process

Each year, the Board nominates a slate of director candidates for election at the Annual Meeting of Shareholders. The Board has delegated the process for screening potential director candidates to the Governance Committee with input from the Chair of the Board and the Chief Executive Officer. When the Governance Committee determines that it is desirable to add a director or fill a vacancy on the Board, it will identify one or more individuals qualified to become directors and recommend them to the Board. In identifying qualified individuals, the Governance Committee generally retains a third-party search firm for this purpose. In evaluating individuals for potential membership on the Board, the Governance Committee gives due consideration to the following criteria:

•	the highest level of personal and professional ethics, integrity, and values

•	an inquisitive and objective perspective

•	broad experience at the policy-making level in business, finance, accounting, government, or education

•

expertise and experience relevant to GATX and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained

•	broad business and social perspective and mature judgment

•	the overall diversity of the Board, including with respect to gender, race and ethnicity

•	commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about the Company’s business

•	demonstrated ability to communicate freely with management and the other directors, as well as the ability and disposition to meaningfully participate in a collegial decision-making process

•	willingness to devote the required time and effort to carry out the duties and responsibilities of a Board member

•	independence from any particular constituency, and the ability to represent the best interests of all shareholders and to appraise objectively the performance of management

Nominees are selected so that the Board represents a diversity of viewpoints, professional experiences, education, skills, backgrounds, and other individual qualities and attributes, including gender, race and ethnicity, that contribute to an active, effective Board.

GATX CORPORATION - 2023 Proxy Statement	19

ELECTION OF DIRECTORS

Director Demographics, Experience, Qualifications, and Skills

The Governance Committee is responsible for recommending to the full Board a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board. We believe that each of the nominees satisfies the criteria for membership set forth above and has key skills and attributes that are important to an effective board. Each of the nominees, other than Mr. Lyons, is also independent of the Company and management. See Board Independence on page 11.

Listed below are certain demographics and key experiences, qualifications, and skills of our director nominees that the Governance Committee believes are relevant and important in light of GATX’s business and structure.

Individual Directors’ Profiles

	Robert C. Lyons (CEO)	James B. Ream (Chair)	Diane M. Aigotti	Anne L. Arvia	Adam L. Stanley	David S. Sutherland	Stephen R. Wilson	Paul G. Yovovich

KNOWLEDGE, SKILLS AND EXPERIENCE

Tenure*	1	14	6	13	3	15	8	10

Age*	59	67	58	60	49	73	74	69

BUSINESS/OPERATIONS

Rail & Other Transportation	✓	✓				✓

Air Transportation	✓	✓				✓

Strategy	✓	✓	✓	✓	✓	✓	✓	✓

Sales/Business Development	✓	✓	✓	✓	✓	✓	✓	✓

Operations	✓	✓	✓	✓	✓	✓	✓	✓

Supply Chain	✓	✓				✓	✓	✓

Raw Materials	✓	✓				✓	✓

Customer Viewpoints	✓	✓	✓	✓	✓	✓	✓	✓

International/Emerging Markets	✓	✓	✓	✓	✓	✓	✓	✓

Joint Ventures	✓	✓	✓	✓	✓		✓	✓

FINANCE/TRANSACTIONS

M&A	✓	✓	✓	✓	✓	✓	✓	✓

Capital Markets/Debt & Equity	✓	✓	✓	✓	✓	✓	✓	✓

LEGAL/ACCOUNTING/OTHER RISK/RELATED EXPERIENCE

Risk Management	✓	✓	✓	✓	✓	✓	✓	✓

Accounting & Financial Controls	✓	✓	✓	✓	✓	✓	✓	✓

Information Technology & Data	✓	✓	✓	✓	✓	✓	✓	✓

Cybersecurity	✓		✓	✓	✓	✓	✓	✓

Human Capital & Talent Development	✓	✓	✓	✓	✓	✓	✓	✓

Diversity, Equity & Inclusion	✓	✓	✓	✓	✓	✓	✓	✓

Legal	✓	✓	✓	✓	✓	✓		✓

Regulatory, Governance & Public Affairs	✓	✓	✓	✓	✓	✓	✓	✓

20	GATX CORPORATION - 2023 Proxy Statement

ELECTION OF DIRECTORS

	Robert C. Lyons (CEO)	James B. Ream (Chair)	Diane M. Aigotti	Anne L. Arvia	Adam L. Stanley	David S. Sutherland	Stephen R. Wilson	Paul G. Yovovich

DEMOGRAPHICS

RACE/ETHNICITY

Black or African American					✓

White or Caucasian	✓	✓	✓	✓		✓	✓	✓

GENDER

Male	✓	✓			✓	✓	✓	✓

Female			✓	✓

Other

*	As of Annual Meeting date.

GATX CORPORATION - 2023 Proxy Statement	21

ELECTION OF DIRECTORS

Shareholder Recommendation and Nomination of Directors

The Board also will consider any candidates who may be recommended by shareholders. The Board conducts such inquiry into each candidate’s background, qualifications, and independence as it believes is necessary or appropriate under the circumstances and regardless of whether the candidate was recommended by shareholders or by others. Any recommendations of director candidates by shareholders should be submitted to the Governance Committee, c/o the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147. In order to be considered, the recommendation must be received not more than 120 and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting and must include all information required by the proxy rules, applicable law, and our By-Laws.

Nominees for Election to the Board of Directors

Our Board is currently composed of eight directors, all of whom are standing for re-election for a term of one year, to serve until the 2024 Annual Meeting of Shareholders or until their successors are elected and duly qualified.

All director nominees have consented to serve on the Board, if elected. At the time of the Annual Meeting, if any director nominee is unable or declines to serve, the proxies may be voted for any other person who may be nominated by the Board to fill the vacancy, or the size of the Board may be reduced accordingly.

Please see below for information on the age (as of Annual Meeting date) and other background of each of the eight director nominees, as well as each individual’s specific experience, qualifications, and skills that led the Board to conclude that such individual should serve on the Board in light of the Company’s business and leadership structure.

The Board of Directors recommends that you vote FOR each director nominee named below.

Diane M. Aigotti

Years of Service:    6

Age:    58

Board Committees:    Audit, Governance

Ms. Aigotti served as Executive Vice President, Managing Director and Chief Financial Officer of Ryan Specialty Group, LLC from January 2010 to March 2021. Prior to joining Ryan Specialty Group, Ms. Aigotti served as Senior Vice President, Chief Risk Officer and Treasurer of Aon plc (f/k/a Aon Corp.) from 2000 to 2008. Earlier in her career, she served as the Vice President of Finance at The University of Chicago Hospitals and Health System from 1998 to 2000 and as Budget Director for the City of Chicago from 1995 to 1997. She also serves on the board of OneDigital Health and Benefits, Inc., which provides consulting and technology solutions to employers for their employees’ health and welfare benefits. The Board has determined that Ms. Aigotti qualifies as an Audit Committee Financial Expert.

Specific Qualifications, Attributes, Skills, and Experience

•	Extensive financial expertise, including in capital markets transactions, financial reporting, and internal controls

•	Deep understanding of the insurance industry gained through her experience as the Chief Financial Officer of a large global insurance organization

•

Substantial expertise in key areas such as financial planning and reporting, operations, risk management, treasury management, mergers and acquisitions, information technology, and tax and regulatory compliance enables her to provide valuable insights on issues critical to the Board’s oversight of our business, strategy, and operations

22	GATX CORPORATION - 2023 Proxy Statement

ELECTION OF DIRECTORS

Anne L. Arvia

Years of Service:    13

Age:    60

Board Committees:    Audit (Chair)

Ms. Arvia has been a strategic bank advisor since May 2022. Previously, she served as Executive Vice President, Banking and Financial Services, The Auto Club Group and President, CEO, The Auto Club Trust, from September 2018 to April 2022, and as Acting President, USAA Bank from November 2016 to May 2017 and USAA Bank’s Senior Vice President and Managing Director from August 2015 to December 2017. Before joining USAA, Ms. Arvia was President, Nationwide Direct Distribution from August 2012 to July 2015, President of Nationwide Retirement Plans from November 2009 to August 2012, and Chief Executive Officer of Nationwide Bank, a unit of Nationwide Mutual Insurance Company, from 2006 to November 2009. Prior to joining Nationwide, she served as President and Chief Executive Officer of ShoreBank, a community development and environmental bank, from 2001 to August 2006. She joined ShoreBank in 1991 as Assistant Controller and was named Chief Financial Officer in 1998. Prior to that she was an Auditing Manager at Crowe LLP. The Board has determined that Ms. Arvia qualifies as an Audit Committee Financial Expert.

Specific Qualifications, Attributes, Skills, and Experience

•	Deep understanding of auditing, accounting standards, and financial reporting rules and regulations

•	Qualified as a Certified Public Accountant and an Audit Committee Financial Expert

•	Wealth of experience in investment, operations, risk management, and financial matters gained through her many years of senior management experience in the financial services sector

Robert C. Lyons

Years of Service:    1

Age:    59

President and Chief Executive Officer

Mr. Lyons was elected as President and Chief Executive Officer and as a director of GATX Corporation in April 2022, after having served as our Executive Vice President and President, Rail North America since August 2018. Previously, Mr. Lyons served as our Executive Vice President and Chief Financial Officer from 2012 to August 2018, Senior Vice President and Chief Financial Officer from 2007 to 2012, Vice President and Chief Financial Officer from 2004 to 2007, Vice President, Investor Relations from 2000 to 2004, Project Manager, Corporate Finance from 1998 to 2000, and Director of Investor Relations from 1996 to 1998. Mr. Lyons has served as a director of Packaging Corporation of America since 2011 and is a member of its Audit Committee.

Specific Qualifications, Attributes, Skills, and Experience

•	Deep knowledge of our core railcar leasing business gained through his leadership role as President of Rail North America

•	Substantial transportation industry experience including in aircraft spare engine leasing

•	Extensive expertise in capital market transactions, mergers and acquisitions, expansion of asset portfolios, operations, and business strategy

•	Strategic leadership skills and expertise consistently demonstrated in various roles during his long tenure at GATX

GATX CORPORATION - 2023 Proxy Statement	23

ELECTION OF DIRECTORS

James B. Ream

Years of Service:    14

Age:    67

Chair of the Board of Directors

Board Committees:    Compensation, Governance

Mr. Ream served as Senior Vice President – Operations of American Airlines from 2012 to 2014 and as American’s Senior Vice President, Maintenance and Engineering from 2010 to 2012. Previously, Mr. Ream served as Chief Executive Officer of ExpressJet Holdings, Inc., an operator of regional jets in North America, from 2001 to 2010 and President of ExpressJet from 1999 to 2010. Prior to joining ExpressJet, Mr. Ream held various positions of increasing responsibility with Continental Airlines and American Airlines. Mr. Ream was a director of ExpressJet Holdings, Inc. from 2002 to 2010.

Specific Qualifications, Attributes, Skills, and Experience

•

Significant experience in management, strategy, finance, and operations gained through his various senior executive roles in the transportation industry, including as Chief Executive Officer of ExpressJet Holdings, Inc.

•	Deep experience in financing, management, maintenance, customer relations, regulatory issues, and operations of large fleets of transportation assets

•	Extensive financial, accounting, and risk management expertise

•	Enhanced perspectives on corporate governance, risk management, and other issues applicable to public companies

Adam L. Stanley

Years of Service:    3

Age:    49

Board Committees:    Audit, Governance

Mr. Stanley has served as the Chief Experience Officer at Teach for America, a non-profit organization that seeks to overcome education inequality, since January 2022. From March 2014 until November 2021, Mr. Stanley served as Chief Information Officer and Chief Digital Officer of Cushman & Wakefield plc, one of the largest global commercial real estate services firms, where he oversaw all technology, data, and digital transformation strategies. Prior to this role, he was the Technology and Security Services Officer at Aviva Corporation from 2011 – 2012 and the Global Chief Technology Officer at Aon Corporation from 2008 – 2011. Mr. Stanley joined Aon from ABN AMRO LaSalle Bank, where he held various positions including Head of North America Technology Services and Solutions, and began his career in 1995 at Deloitte & Touche LLP. He also serves on the board of directors of 1871, the Chicago-based tech innovation and entrepreneurship incubator.

Specific Qualifications, Attributes, Skills, and Experience

•	Deep experience in information technology systems, security, data, and digital transformation

•	Extensive human capital management and process integration expertise

•	Significant financial and risk management skills and experience

•	Far-reaching exposure to global business markets and mergers and acquisitions

24	GATX CORPORATION - 2023 Proxy Statement

ELECTION OF DIRECTORS

David S. Sutherland

Years of Service:    15

Age:    73

Board Committees:    Compensation (Chair)

Mr. Sutherland retired as President and Chief Executive Officer of IPSCO, Inc., a steel producer, in July 2007, having served in that position since January 2002. During his 30-year career with IPSCO, Mr. Sutherland held a number of strategically important roles for the company, including Executive Vice President and Chief Operating Officer from April 2001 to January 2002 and Vice President of Raw Materials and Coil Processing from 1997 to 2001. Mr. Sutherland also serves as non-executive chairman and a director of United States Steel Corporation and as a director of Imperial Oil Ltd.

Specific Qualifications, Attributes, Skills, and Experience

•	Proven leadership and record of achievement as the former Chief Executive of a publicly held steel producer

•	Deep knowledge of the steel industry, which is a critical raw material for the production of railcars, and the manufacturing industry, which is a key sector for the Company’s business

•	Substantial senior management experience, which enables him to provide valuable insights on business operations and strategy, global markets, financial matters, and risk management

•	Broad experience on corporate governance issues gained through his experience on public company boards of directors, including his past service as our Lead Director

Stephen R. Wilson

Years of Service:    8

Age:    74

Board Committees:    Audit, Compensation

Mr. Wilson retired as Chairman, President and Chief Executive Officer of CF Industries Holdings, Inc. in 2014. Previously, he served as President and Chief Executive Officer of CF Industries from 2003 to 2005 and as Senior Vice President and Chief Financial Officer from 1991 to 2003. Mr. Wilson began his career with Inland Steel Industries, Inc. in 1974 and served in a variety of increasingly responsible positions in both strategic planning and finance. The Board has determined that Mr. Wilson qualifies as an Audit Committee Financial Expert. In 2021, Mr. Wilson retired from the board of directors of Ameren Corporation where he was chairman of the Finance Committee and a member of the Human Resources Committee.

Specific Qualifications, Attributes, Skills, and Experience

•

Demonstrated financial, operating, strategic, and business management expertise gained though his many years of experience in senior executive roles, including as the former Chief Executive Officer of CF Industries

•	Significant experience in strategic planning, regulatory environment, transformational corporate transactions, and business integration, including in numerous international markets

•	Extensive financial and accounting expertise from his experience serving as a Chief Executive Officer and Chief Financial Officer at a major publicly held corporation

•	Provides valuable rail industry customer perspective gained through his experience as the Chief Executive Officer of a large fertilizer company that is a major shipper of goods by rail

GATX CORPORATION - 2023 Proxy Statement	25

ELECTION OF DIRECTORS

Paul G. Yovovich

Years of Service:    10

Age:    69

Board Committees:    Compensation, Governance (Chair)

Mr. Yovovich is President of Lake Capital, a private equity firm he co-founded in 1998. He has over 30 years of experience as a senior executive, principal and corporate director, including serving as President of Advance Ross Corporation from 1993 to 1996 and in various executive positions with Centel Corporation from 1982 to 1992.

Specific Qualifications, Attributes, Skills, and Experience

•

Broad strategic, operating, financial, accounting, regulatory, and business management experience gained through his more than 30 years of experience as a senior executive, principal, and corporate director

•	Qualified as a Certified Public Accountant

•	Significant experience in technology and data security issues

•

Deep expertise in transactional, investment, and capital markets matters through his many years as a private equity executive investing in, and actively overseeing the management of, Lake Capital’s portfolio companies to foster growth and value creation

•	Substantial corporate governance expertise gained through his experience on serving on public company boards of directors and on the boards of Lake Capital’s portfolio companies

26	GATX CORPORATION - 2023 Proxy Statement

DIRECTOR COMPENSATION

The Compensation Committee, with assistance from Pay Governance, reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. GATX’s non-employee director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership.

In 2022, Mr. Lyons received no director compensation for his service on the Board. Mr. Kenney retired as Chief Executive Officer effective April 22, 2022, prior to which he received no director compensation for his service on the Board, and after which he continued to serve on the Board as non-executive Chair until his retirement from the Board effective October 31, 2022. During this transitional period, he was compensated under the Company’s non-employee director compensation program, and this compensation is reported in the “All Other Compensation” column of the Summary Compensation Table.

The Company’s non-employee director compensation program currently consists of the elements and amounts shown in the table below:

Our Non-Employee Director Compensation Program

Type of Fee	Current Annual Fee Amount ($)

- Cash Retainer	90,000

- Equity Retainer – Restricted Stock Units (“RSUs”)	125,000

- Non-Executive Chair of the Board	60,000

- Audit Committee Chair	22,500

- Compensation Committee Chair	17,500

- Governance Committee Chair	15,000

We offer a Directors’ Voluntary Deferred Fee Plan (the “Deferred Fee Plan”) in which non-employee directors may defer receipt of up to 100% of their cash retainer and other cash fees set forth above in the form of either cash or RSUs. Effective January 1, 2022, we amended and restated our Deferred Fee Plan to provide that, as of April 22, 2022, deferrals could no longer be made in the form of phantom stock units; however, prior to that date, deferrals were permitted into phantom stock. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year US government bond rate. If the deferral is in RSUs, the units are credited to an account for each participating director along with dividends and are settled, following expiration of the director’s service on the Board, in accordance with his or her election/distribution form on file.

Under the Deferred Fee Plan, non-employee directors may elect to defer all (but not less than all) of their equity retainer, which is issued as an RSU award on the date of the annual meeting. The RSUs vest in full and, unless deferred per a deferral election, are settled in shares of GATX common stock on the date of the first annual meeting at which the director is elected following the grant date, subject to his or her continued service through such date. Prior to April 22, 2022, each non-employee director received automatic quarterly awards of deferred phantom stock under the Directors’ Phantom Stock Plan for both cash deferrals and the equity retainer. Outstanding RSUs and deferred director RSU awards and deferred phantom stock accounts are credited with additional units representing dividends declared on GATX common stock based on the date such dividend is paid. At the expiration of each director’s service on the Board, settlement of deferred RSUs and phantom stock units is made in shares of common stock equal to the number of RSUs and phantom stock units then credited to his or her account. Any fractional units are paid in cash.

The stock ownership goal for non-employee directors is 5.0 times the annual cash retainer. New directors have five years following election to the Board to achieve this ownership goal. All of our non-employee directors are in compliance with these ownership goals.

GATX CORPORATION - 2023 Proxy Statement	27

DIRECTOR COMPENSATION

2022 Non-Employee Director Compensation

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)(3)(4)	Total ($)

(a)	(b)	(c)	(h)

Diane M. Aigotti	90,000	186,667	276,667

Anne L. Arvia	110,000	186,667	296,667

James B. Ream(5)	120,833	186,667	307,500

Adam L. Stanley	90,000	186,667	276,667

David S. Sutherland	105,000	186,667	291,667

Stephen R. Wilson	90,000	186,667	276,667

Paul G. Yovovich	102,500	186,667	289,167

(1)

Under the Deferred Fee Plan, the following directors have deferred a portion of their cash retainer into phantom stock units during 2022: Ms. Aigotti ($30,000), Mr. Ream ($7,667) and Mr. Sutherland ($35,000). Under the Deferred Fee Plan, the following directors have deferred a portion of their cash retainer into RSUs during 2022: Ms. Aigotti ($60,000), Mr. Ream ($14,500) and Mr. Sutherland ($70,000).

(2)

Mses. Aigotti and Arvia and Messrs. Ream, Stanley, Sutherland, Wilson, and Yovovich received equity grants of phantom stock units with grant date fair values of $30,417 on January 31, 2022 and $31,250 on April 30, 2022. In addition, they each received an equity grant of 1,128 RSUs with a grant date fair value of $125,000 on April 22, 2022. These RSUs will vest in full and be paid in shares of GATX common stock on April 28, 2023, if not deferred per their deferral election, and the phantom awards were fully vested upon grant. The amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2022, in accordance with Accounting Standards Codification Topic No. 718, Compensation - Stock Compensation. Assumptions used to calculate these amounts are included in the Notes to the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(3)

The aggregate number of GATX phantom stock units held on December 31, 2022 was: Ms. Aigotti (12,494), Ms. Arvia (29,090), Mr. Ream (36,326), Mr. Stanley (4,108), Mr. Sutherland (68,230), Mr. Wilson (13,413), and Mr. Yovovich (33,255).

(4)

The aggregate number of GATX RSUs held on December 31, 2022 was: Ms. Aigotti (1,588), Ms. Arvia (1,141), Mr. Ream (1,255), Mr. Stanley (1,141), Mr. Sutherland (1,663), Mr. Wilson (1,128), and Mr. Yovovich (1,128).

(5)

Mr. Ream received the Lead Director fee of $25,000 per year through October 31, 2022, after which he became Chair of the Board and began receiving the non-Executive Chair fee of $60,000 per year. For 2022, these fee amounts were pro-rated to reflect his time of service in each role.

28	GATX CORPORATION - 2023 Proxy Statement

PROPOSAL 2:	ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are seeking your approval, on a non-binding advisory basis, of the compensation of our NEOs as described in the Compensation Discussion and Analysis beginning on page 31. We believe that we have designed compensation programs that pay for performance and align compensation with the long-term interests of our shareholders. In deciding how you vote on this proposal, we encourage you to read the Compensation Discussion and Analysis for a full description of our executive compensation philosophy and programs, the decisions our Compensation Committee has made under those programs, and the factors it considers in making those decisions.

We value the feedback provided by our shareholders, who approved our executive compensation program at the 2022 Annual Meeting of Shareholders by a favorable vote of approximately 97%. We have discussions with many of our shareholders on an ongoing basis regarding various topics, including executive compensation, and we take into account the views of shareholders regarding the design and effectiveness of our executive compensation program.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of GATX Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, and the Executive Compensation Tables, together with the narrative discussion related thereto.”

The Board of Directors recommends that you vote FOR adoption of the advisory resolution to approve the compensation of our NEOs as disclosed in this Proxy Statement.

GATX CORPORATION - 2023 Proxy Statement	29

PROPOSAL 3:	ADVISORY RESOLUTION ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 2 above, each year we offer our shareholders the opportunity to cast an advisory vote to approve the compensation of our NEOs (“say-on-pay”). This Proposal 3, which is required by SEC rules every six years, affords shareholders the opportunity to cast an advisory vote on how often say-on-pay advisory votes should be held in the future (“say-on-frequency”). Under applicable law and SEC rules, the say-on-pay vote may be held every one, two, or three years. Our shareholders voted on a similar proposal in 2011 and 2017, with the majority voting to hold the say-on-pay vote every year, and we have been holding annual say-on-pay advisory votes since 2011. We continue to believe that holding say-on-pay votes annually provides the highest level of accountability and communication by giving shareholders the opportunity to provide their direct input on our executive compensation program more frequently.

We recommend that shareholders vote for continuing EVERY YEAR as the frequency for future say-on-pay votes. This say-on-frequency advisory resolution is non-binding. However, we value the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of future say on pay votes. Shareholders are not being asked to approve or disapprove our Board’s recommendation, but rather vote for a frequency of EVERY YEAR, EVERY 2 YEARS or EVERY 3 YEARS, or abstain from voting.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of GATX Corporation (the “Company”) determine, on an advisory basis, that the frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement is:

EVERY YEAR; EVERY 2 YEARS; or EVERY 3 YEARS.”

The Board of Directors recommends that you vote for EVERY YEAR as the frequency with which shareholders will be provided with an advisory vote on the executive compensation of our NEOs as disclosed in our Proxy Statement.

30	GATX CORPORATION - 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

This section discusses material information relating to our executive compensation program and plans for our Named Executive Officers (“NEOs”):

Robert C. Lyons

President and Chief Executive Officer

Brian A. Kenney

Former Chair, President and Chief Executive Officer

Thomas A. Ellman

Executive Vice President and Chief Financial Officer

Paul F. Titterton

Executive Vice President and President, Rail North America

Kim Nero

Executive Vice President and Chief Human Resources Officer

Robert A. Zmudka

Senior Vice President and Chief Commercial Officer, Rail North America

Deborah A. Golden

Former Executive Vice President, General Counsel and Corporate Secretary

N. Gokce Tezel

Former Executive Vice President and President, Rail International

Senior Leadership Changes in 2022. The following organizational changes impacted the composition and compensation of our NEO group in 2022:

•

Mr. Kenney retired as President and Chief Executive Officer effective April 22, 2022, after which he continued to serve on the Board of Directors as non-executive Chair until his retirement from the Board effective October 31, 2022.

•

Mr. Lyons was elected as President and Chief Executive Officer and as a director effective April 22, 2022, after having served as Executive Vice President and President, Rail North America since August 2018.

•

Mr. Titterton was appointed Executive Vice President and President, Rail North America effective April 22, 2022, after having served as Senior Vice President and Chief Operating Officer, Rail North America since August 2018.

•	Ms. Golden retired as Executive Vice President, General Counsel and Corporate Secretary effective November 30, 2022, and was succeeded in that position by Brian L. Glassberg.

•

Mr. Tezel left his position as Executive Vice President and President, Rail International, effective October 1, 2022, and remained employed by the Company (as a Strategic Advisor) through November 30, 2022.

GATX CORPORATION - 2023 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

TABLE OF CONTENTS:

This Compensation Discussion and Analysis makes reference to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see Exhibit B to this Proxy Statement.

32	GATX CORPORATION - 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Executive Compensation Program Supports Our Long-Term Focus Through Industry Cycles

GATX is in the business of owning and leasing long-lived transportation assets. We are the leading global railcar lessor, leasing railcars in North America, Europe, and India. Most of our railcar leases are service-intensive leases under which we provide maintenance, engineering, administrative, and a variety of other value-added services. Railcar leasing accounted for a substantial majority of our 2022 revenues.

•

The Railcar Leasing Market is Highly Cyclical. The railcar leasing market in which GATX operates can be highly cyclical. For example, swings in railcar supply in North America typically result in significant volatility in industry-wide railcar utilization and lease rates over time. In addition, many of our rail customers also operate in cyclical markets, such as the chemical, fertilizer, food/agricultural, refined petroleum, transportation, and construction industries. This cyclical demand, combined with changing macroeconomic conditions, may also contribute to volatility in railcar utilization and lease rates.

•

We Manage Our Business With a Long-Term View. Most of our operating assets typically have economic useful lives of 20 to 40 years. We proactively manage our business with a long-term view, which includes buying, leasing, maintaining, and selling long-lived assets into constantly changing business conditions over decades. It is critical that we make disciplined investment decisions that match the long lives of our assets. Through multiple industry and economic cycles, we have maintained a long-term focus on investing while executing numerous strategic initiatives to enhance our competitive advantage.

•

Our Strategy Varies Depending on Position in Market Cycle. Our strategy of emphasizing asset growth and returns at different points in the railcar leasing market cycle enables GATX to generate strong long-term shareholder return.

—

In stronger railcar markets, we focus on increasing lease rates and lengthening lease terms to lock in attractive lease revenue as long as possible. At the same time, we may be more selective when making new railcar investments due to high railcar prices unless we identify assets that will earn correspondingly higher lease rates over the asset’s life.

—

Conversely, in weaker markets, when railcar prices tend to be lower, we seek to increase railcar investments. We also reduce lease rates to maintain asset utilization and shorten lease terms to position us to capture value when lease rates improve.

•

Our Executive Compensation Program Supports This Long-Term Cyclical Approach and Strategy. Our executive compensation program is designed and managed by our Compensation Committee to motivate and retain management through each stage of the business cycle, including in both strong and weak railcar leasing markets. The Committee sets goals intended to align executive compensation with the appropriate achievement of our dual goals of growth and return at various points in the business cycle. Reflecting this focus, our Compensation Committee uses net income, excluding tax adjustments and other items (non-GAAP), as the performance measure in our annual incentive plan and three-year average LTI-adjusted return on equity (non-GAAP) and three-year cumulative investment volume as the performance measures in our long-term incentive plans. The Committee recognizes that our growth, investment and returns will differ at various points in the cycle and sets the performance goals for each of these measures with the intent of focusing management on achieving results that will have the biggest impact on our ability to generate long-term shareholder value in light of where we are in the business cycle.

GATX CORPORATION - 2023 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

Our Long-Term Focus Through Industry Cycles Has Been Successful

Managing Leases Through Cycles. As illustrated in the table below, prior to strengthening last year, the North American railcar leasing market was in a weakened position for six years due to a significant industry-wide oversupply of railcars, lower lease rates, and a highly competitive leasing environment, as well as the impact of COVID-19 at the end of that period. As described in the previous section, we utilize different lease rates and lease term strategies depending on where we are at in the market cycle. The chart below illustrates the results of our approach to managing leases through these cycles over the past 15 years.

[1]

The Lease Price Index is an internally generated business indicator measuring the percentage change between the average renewal lease rate and the average expiring lease rate weighted by fleet composition. Excludes boxcar fleet.

Investment Focus in Relatively Weaker Markets. The cyclicality of our industry is also illustrated by the backlog of orders at the railcar manufacturers. Rising backlogs tend to represent a strengthening market while falling backlogs tend to represent a weakening market. We strive to achieve lower railcar cost by seeking to place large new railcar orders and acquire existing fleets in relatively weaker markets at attractive prices. The following chart illustrates this cyclicality and our efforts to focus on the lower points in the business cycle for large investments in assets.

34	GATX CORPORATION - 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Strong 2022 Financial and Operational Results

•

Leasing Market Strengthened Throughout the Year. In 2022, we executed our strategic priorities and capitalized on an improving leasing market to deliver strong financial and operating results. At Rail North America, which accounted for 71% of our 2022 revenues, we increased lease rates across most car types and achieved strong lease renewal success rates while maintaining high fleet utilization. We further optimized our diverse railcar fleet by selling railcars in the secondary market at attractive prices and entered into a multi-year railcar supply agreement to add 15,000 newly-built railcars. Despite macroeconomic challenges and supply chain disruptions, our international railcar and tank container leasing businesses took advantage of strong asset demand and achieved high fleet utilization and improved lease rates. In Portfolio Management, we increased our direct investment in aircraft spare engines, while our Rolls-Royce and Partners Finance joint ventures delivered higher than expected operating income as international air travel continued to improve from pandemic levels. By executing on our dual growth and return strategies in a gradually improving leasing market, we delivered against key metrics in our compensation plans and produced diluted earnings per share (GAAP) of $4.35 and diluted earnings per share, excluding tax adjustments and other items (non-GAAP), of $6.07.[1]

•

Positive Total Shareholder Return Despite Challenging Macroeconomic Environment. Despite challenging macroeconomic conditions in 2022, we executed our strategic priorities and delivered strong financial results, including a total shareholder return of 4.2% during a year of significant U.S. stock market decline, as illustrated below.[2]

Stock Performance

[1]

For a reconciliation of diluted earnings per share (EPS), excluding tax adjustments and other items (non-GAAP), to diluted EPS calculated in accordance with GAAP, as well as for information regarding why we believe this non-GAAP measure presents useful information to investors, please see Exhibit B to this Proxy Statement.

[2]	Total shareholder return calculation presented on an annualized basis and assumes dividends are reinvested.

GATX CORPORATION - 2023 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

•	Strong 2022 Financial and Operational Results. Set forth below is a summary of our key financial and operational achievements during 2022 (dollars in millions, except for per share amounts):

[1]	Reflects continuing operations only.
[2]

For a reconciliation of net income, diluted earnings per share (EPS) and return on equity (ROE), excluding tax adjustments and other items (non-GAAP), to net income, diluted EPS, and ROE calculated in accordance with GAAP, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit B to this Proxy Statement.

[3]	Operational data in the charts relates to our Rail North America segment.
[4]	Excludes boxcars.

36	GATX CORPORATION - 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The chart above illustrates the following key achievements during 2022:

Strong Earnings

•  Net income of $155.9 million (net income, excluding tax adjustments and other items (non-GAAP), of $217.7 million).[1]

•  Diluted earnings per share of $4.35 (diluted earnings per share, excluding tax adjustments and other items (non-GAAP), of $6.07).[1]

•  Return on equity of 7.7% (return on equity, excluding tax adjustments and other items (non-GAAP), of 10.8%).[1]

Excellent Operating Performance

•  Capitalized on market conditions by investing over $1.2 billion in attractively priced, long-lived transportation assets.

•  Achieved railcar fleet utilization of over 99% across our rail businesses (excluding boxcars).

•  Achieved high renewal success rates for our railcar fleets, which resulted in lower fleet churn and reduced maintenance expense incurred in preparing railcars for new customers.

•  Continued to increase the percentage of railcar service events performed in Rail North America’s wholly-owned network of shops, where we believe safety, quality, delivery, and cost metrics are superior.

•  Further optimized our North American rail fleet through selective divestitures and scrapping.

•  Continued expansion and diversification of the railcar fleets at GATX Rail Europe and GATX Rail India.

•  Entered into a new long-term railcar supply agreement to purchase 15,000 newly built railcars through 2028, providing GATX with guaranteed access to high-quality, modern, and cost-advantaged railcars in North America.

•  Invested $150 million directly in aircraft spare engines, capitalizing on the opportunity to add attractive assets to our wholly-owned portfolio.

•  Invested over $42 million in tank containers at Trifleet, further expanding our global transportation asset base.

Returned Cash to Shareholders

•   Increased our dividend for the 12th consecutive year to $2.08 (annualized) per share, completing our 104th year of uninterrupted dividends.

•   Returned over $123 million to shareholders through share repurchases and dividends.

[1]

Our 2022 financial results calculated in accordance with GAAP include $61.8 million of tax adjustments and other items. For a reconciliation of net income, diluted earnings per share and return on equity, excluding tax adjustments and other items (non-GAAP), to net income, diluted earnings per share, and return on equity calculated in accordance with GAAP, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit B to this Proxy Statement.

GATX CORPORATION - 2023 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Key 2022 Compensation Actions

HOW WE DETERMINED NEO PAY FOR 2022

•

Substantial Majority of Pay Aligned with Performance. We design our pay programs to reward executives for positive Company performance and align with shareholder interests by having a significant portion of compensation comprised of performance-based and long-term incentive awards. As shown in the charts on page 41, 83% of our current CEO’s 2022 total target compensation and approximately 67% of the 2022 total target compensation for our other currently serving NEOs were tied to annual and long-term incentives based on Company performance relative to objective, quantifiable goals using key financial metrics or, with respect to stock options, will only have value if our stock price increases. Please see the Pay Versus Performance Disclosure on page 68 for required information about the relationship between the executive compensation we actually paid and our financial and stock price performance.

•

Rigorous Incentive Targets. Our Compensation Committee carefully considered the market conditions affecting our business and set performance goals that would be appropriately difficult and rigorous to achieve. Annual incentive awards for our NEOs are determined by comparing the Company’s actual performance against our budgeted net income for the year. Long-term incentives in the form of performance shares are earned based on achievement of two equally weighted measures of the average LTI-adjusted return on equity (non-GAAP) (return measure) and the cumulative investment volume (growth measure) over a three-year performance period. Please see Compensation Discussion & Analysis – Performance Measures, Goal Setting, and Pay-for-Performance Alignment on page 42 for more information about how the Compensation Committee establishes our annual and long-term performance measures.

•

Market Data Considered in Designing Competitive Compensation Program. Our Compensation Committee also reviewed market compensation levels and program design to provide a frame of reference for comparison in designing and setting competitive 2022 executive compensation commensurate with market, Company and NEO performance, and the need to retain executive officers of outstanding ability and potential.

HOW WE PAID OUR NEOS IN 2022

•

Annual Increases in Base Salaries Were Modest Relative to High Inflation Rate and in Line with Employees Generally. In 2022, all of our NEOs received the Company’s standard general increase of 3.5% to their base salaries, effective March 1, 2022, consistent with the broader employee base. Ms. Nero received a 3.9% increase, effective March 1, 2022, which consists of a pro-rated standard general increase of 2.9% to reflect her hiring date of May 1, 2021, and an additional 1% to reflect the market. Mr. Ellman received an additional market-based increase of 3.8%, effective March 1, 2022. Messrs. Lyons and Titterton received additional increases of 34% and 12.7%, respectively, effective April 22, 2022, to reflect their promotions to President and Chief Executive Officer and Executive Vice President and President, Rail North America, respectively.

•

Annual Incentive Payouts for NEOs Tied to Strong Performance. Annual incentive awards for our NEOs are based on objective, quantitative corporate financial goals. In February 2023, the Compensation Committee determined that the achieved payout for our NEOs relative to the corporate financial goals for 2022 was 105.9% of target as a result of our net income, excluding tax adjustments and other items (non-GAAP), results highlighted above.

•

Long-Term Incentives. For 2022, the value of long-term incentives granted to each NEO was divided equally between non-qualified stock options (“NQSOs”) and performance shares. NQSOs vest ratably over three years and performance shares are earned based on achievement of two equally weighted measures: the three-year average LTI-adjusted return on equity (non-GAAP) (return measure) and the three-year cumulative investment volume (growth measure).

•

Vesting of 2020-2022 Performance Shares. The performance shares granted in 2020 vested at the end of 2022 and were weighted equally between three-year average LTI-adjusted return on equity (non-GAAP) (achieving 7% versus a goal of 10.3%) and three-year cumulative investment volume (achieving $3.47 billion versus a goal of $2.84 billion), resulting in a payout of 77.6% of target.

38	GATX CORPORATION - 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2022 Say-on-Pay Vote

At our 2022 Annual Meeting of Shareholders, approximately 97% of shareholder votes were cast in favor of an advisory resolution approving the compensation of our NEOs as disclosed in our 2022 Proxy Statement (the “say-on-pay” resolution). Approximately 97%, 97%, 98%, 98% and 98% of shareholder votes were cast in favor of the say-on-pay resolutions in 2022, 2021, 2020, 2019 and 2018, respectively. The Compensation Committee believes that the overwhelming shareholder votes in favor of these recent say-on-pay resolutions are a continuing affirmation of shareholders’ support of our approach to executive compensation and, therefore, did not make any changes to its executive compensation plans or programs as a result of the 2022 vote.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Practices

We regularly review and refine our executive compensation program to ensure that it continues to reflect practices and policies that are aligned with our pay-for-performance philosophy. We believe that our practices and policies set forth below are in line with current best practices for aligning executive and shareholder interests and sound corporate governance practices.

What We Do	What We Don’t Do

✓   Pay for Performance—Approximately 83% of our current CEO’s (and 67% of other currently serving NEOs’) total direct compensation is performance-based

✓   Robust Stock Ownership Guidelines—We have stock ownership guidelines for executive officers of 5.0x base salary for our CEO and 2.5x base salary for other executive officers

✓   Stock Retention Requirements—We require our executive officers to retain 50% of the after-tax profits realized from their GATX equity awards until stock ownership guidelines are met

✓   Annual “Say-on-Pay” Vote—We seek an annual non-binding advisory vote from our shareholders to approve compensation paid to our NEOs as disclosed in our Proxy Statement

✓   Clawback Policy—Our policy provides for the recovery of equity awards and incentive compensation paid to executive officers in the event of a material restatement of our financial results

✓   Independent Compensation Consultant—The Compensation Committee retains an independent compensation consultant and reassesses independence annually

✓   Annual Review of Compensation—The Compensation Committee, with input from its independent compensation consultant, conducts an annual review of all of our compensation programs in light of current best practices

✓   Annual Compensation Risk Assessment—Each year we perform an assessment of any risks that could result from our compensation plans and programs

Ò Employment Agreements—We do not provide our executive officers with employment agreements, other than agreements entered into prior to 2023 that provide severance in connection with a change of control

Ò Hedging/Pledging of Company Stock—We prohibit our officers, directors, and employees from hedging, margining, pledging, short-selling, or publicly trading options in our stock

Ò Tax Gross-Ups—We do not provide tax gross-ups, other than in one agreement entered into prior to 2009, and we will eliminate the tax gross-up from that agreement if it is amended in the future

Ò Dividends on Unvested Equity Awards—We do not pay dividends on unvested equity awards, including options, restricted stock, and performance shares

Ò Perquisites—We do not provide excessive perquisites to our NEOs

Ò Repricing or Exchange of Underwater Options—We prohibit share repricing without shareholder approval

Ò Single-Trigger Change of Control Vesting/Benefits—We do not allow for single-trigger vesting or payment of benefits upon a change of control. Rather, we require double-trigger, or both a change of control and termination of executive’s employment, before vesting is accelerated

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Principles and Plan Design

Compensation Principles

Our Compensation Committee is responsible for the oversight of our executive compensation program, including approval of our Chief Executive Officer’s compensation and establishing the performance goals used to determine the compensation of our executive officers. Our executive compensation program is based on the following principles:

•	a substantial majority of management’s compensation should be performance-based and closely linked to our financial performance to align the interests of management with those of our shareholders

•	performance goals should be robust and reward executives for the achievement of our annual and long-term business goals through changes in business cycles

•	compensation opportunities should be competitive to enable us to attract, motivate, and retain key executives who are critical to delivering long-term shareholder value

The Compensation Committee expects our executive team to create long-term shareholder value by growing capital employed while also earning an attractive return on that capital. The inherent cyclicality of the railcar leasing business is an important consideration in how we structure our executive compensation programs to appropriately incentivize management to achieve the financial goals that will positively impact the Company’s performance over the long-term.

Due to the cyclicality of our business, management must strategically shift the emphasis we place on each of these dual objectives (i.e., growth in capital employed and financial returns) to adapt to changes in market conditions. Our compensation programs reflect this cyclicality by appropriately rewarding management to emphasize current financial returns over growth in capital employed, and vice versa, when appropriate. As a result, the level of performance on which we measure our incentives reflects this cyclicality and may not reflect year-over-year increases. In this way, the Compensation Committee believes that our plans have been designed to reward executives for achieving those goals that will maximize long-term shareholder value.

Compensation Plan Design

The overarching goal of our compensation philosophy and incentive plan design is to motivate management by aligning their interests with those of our shareholders. The Compensation Committee establishes performance metrics for our annual and long-term plans through a multi-step process that considers the business plan and the macroeconomic environment impacting the railcar leasing industry each year. This approach to goal setting and creating alignment with shareholders is important to the Committee, and accordingly, each of our executive officers receives the vast majority of pay from equity — which is 100% performance-based and only tied to quantitative, objective financial metrics. In 2022, approximately 83% of total direct compensation for our current Chief Executive Officer and approximately 67% for our other currently serving NEOs was performance-based and not guaranteed. The following charts provide a snapshot of the elements of pay for these NEOs and explain why each element is provided:

Note: The percentages in the charts above reflect the base salary and incentive targets in effect for the currently serving NEOs for 2022, and thus are not intended to match amounts shown in the Summary Compensation Table or the Grant of Plan-Based Awards Table on pages 55 and 57, respectively.

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COMPENSATION DISCUSSION AND ANALYSIS

Incentive Type	Compensation Element	How Determined/ Performance Considerations	Key Features & Purpose	Form of Payment

FIXED	Base Salary	Typically consider market pay levels, specific responsibilities and experience of each NEO, and his or her individual performance	• Attract and retain key talent • Provide a degree of financial certainty	Cash
PERFORMANCE- BASED INCENTIVES	Annual Incentive Awards	Achievement of Company net income, excluding tax adjustments and other items (non-GAAP), goal. We set annual incentive opportunities to be competitive with the market	• Drive achievement of key business results on an annual basis	Cash
Long-Term Equity Based Incentive Awards

Achievement of Company LTI-adjusted return on equity (non-GAAP) and investment volume goals. We set target long-term incentive opportunities to be competitive with market. The value of regular, annual long-term incentive awards to each NEO is divided equally between stock options and performance shares

•   Directly tie interests of our NEOs to those of our shareholders

•   Reward achievement of long-term objectives, typically over a three-year performance period

•   Reward creation of long-term shareholder value

Non-qualified stock options or performance shares (cash election available for those who have exceeded 150% of their share ownership requirements or are near retirement)

Performance Measures, Goal Setting, and Pay-for-Performance Alignment

Performance Measures Tied to Financial Performance. Our unique position as an independent, publicly traded railcar lessor means that there are no directly comparable peers against which we can assess pay and performance. Over the last few years, our Compensation Committee has considered multiple approaches for identifying a relevant peer group but has found all of them to lack appropriate comparability. For example, the companies in our General Industry Classification Standard (“GICS”) code have significantly different business models, customer bases, and asset composition, and they lack GATX’s focus on very long-lived assets. Our competitors in the railcar leasing industry are typically very small parts of much larger diversified companies, which may or may not be publicly traded, making comparisons extremely difficult. However, we compete for executive talent against these much larger organizations. Lacking a clear group of peers for comparison, our Compensation Committee has chosen to use multiple data points to assess our executive compensation, including:

•	market data for companies with annual revenues between $1-3 billion

•	results from our annual internal talent assessment, which includes survey data on pay for particular executive positions

•	individual performance

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COMPENSATION DISCUSSION AND ANALYSIS

In addition to the unavailability of relevant peer pay data, lack of a peer group makes it difficult to compare GATX’s total shareholder return (“TSR”) to the TSR of other companies in our industry because there are no other independent, publicly traded railcar leasing companies that we believe would provide a useful basis for comparison. This is the primary reason why our Compensation Committee does not use relative TSR as a performance measure in our annual and long-term incentive plans. Instead, the Compensation Committee has chosen to use performance measures that reflect our financial performance and the cyclical nature of our business.

Performance Goals Aligned with Budget and Annual Objectives. In setting the performance measures for our annual and long-term plans, our Compensation Committee reviews the Company’s budgets and business plans with management in a multi-meeting process each year. The Committee sets goals intended to align executive compensation with the appropriate achievement of our dual goals of growth and return at various points in the business cycle. Reflecting this focus, our Compensation Committee uses net income, excluding tax adjustments and other items (non-GAAP), as the performance measure in our annual incentive plan and the three-year average LTI-adjusted return on equity (non-GAAP) and three-year cumulative investment volume as the performance measures in our long-term incentive plans. The Committee recognizes that our growth/investment and returns will differ at various points in the cycle and sets the performance goals for each of these measures with the intent of focusing management on achieving results that will have the biggest impact on our financial performance and long-term shareholder value in light of where we are in the business cycle. As a result of this balanced approach to goal setting, our long-term incentive plans will pay out at the maximum level only if performance is exceptional over the three-year performance period.

The following graphs show our compensation plan goals for our NEOs in 2022, and our actual achievement against such goals, for each of net income, excluding tax adjustments and other items (non-GAAP), LTI-adjusted return on equity (non-GAAP), and investment volume.

Annual Incentive Plan Measure

Net Income, excluding tax adjustments and other items (non-GAAP) (in millions)1

[1]

For annual incentive award purposes, we use net income, excluding tax adjustments and other items (non-GAAP) (as measured against the Company’s budgeted net income target). For a reconciliation of net income, excluding tax adjustments and other items (non-GAAP), to net income calculated in accordance with GAAP, as well as for information regarding why we believe this non-GAAP measure presents useful information to investors, please see Exhibit B to this Proxy Statement.

2022 Annual Incentive Plan Target Reflected Expectation of Steady Recovery Yet Continued Uncertainty. Our budgeted net income varies from year to year based on anticipated lease rates, renewal success, and other factors specific to our business, including industry cycles and expected headwinds. Given the highly cyclical nature of our business, our budgeted net income may increase or decrease from year to year as we manage our dual goals of growth and return at various points in the business cycle. As a result, the target level of performance under our annual incentive plan may also increase or decrease each year as well.

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COMPENSATION DISCUSSION AND ANALYSIS

When the Compensation Committee set the target for our annual incentive plan at the beginning of 2022, there was anticipation of a steady recovery in the business despite uncertainty about certain macroeconomic trends. In establishing the target and related performance and payout opportunities, the Compensation Committee considered the following expectations and uncertainties, among others:

•

We expected higher segment profit at Rail North America in 2022 due to increased lease rates on railcar renewals, which were expected to be above expiring lease rates, and higher asset disposition gains despite market volatility.

•	We expected favorable year-over-year performance at Rail International due to continued strong demand for new and existing railcars in Europe and India.

•

In Portfolio Management, we projected a decrease in segment profit due to lower earnings from RRPF, our aircraft spare engine leasing joint venture, as the global aviation market continued to experience significant uncertainty.

•	As a result of these factors, we expected GATX’s total net income in 2022 to be up approximately $20 million from the prior year.

Our Compensation Committee desired to set a target for our NEOs that would be appropriately rigorous and challenging. The Committee set the 2022 target at $201.9 million, which was the Company’s budgeted net income. Our Compensation Committee believes that consistently tying the target for purposes of our annual incentive plan to budgeted net income for the applicable year closely aligns management with the financial objectives set by the Board for the Company. Given the highly cyclical nature of our business, our budgeted net income may increase or decrease from year to year as we manage our dual goals of growth and return at various points in the business cycle. As a result, the target level of performance under our annual incentive plan may also increase or decrease each year as well.

Our 2022 earnings exceeded our expectations, despite ongoing macroeconomic uncertainty, as the operating environment was particularly strong across our global railcar leasing markets. Rail North America’s strong financial and operational performance drove GATX net income, excluding tax adjustments and other items (non-GAAP), with the result being achievement of 107.8% of target. Based on our plan design, this performance resulted in a payout to our NEOs at 105.9% of their target awards. Our Committee did not adjust the target or otherwise intervene in the determination of the final achievement and payouts under the annual incentive plan. See Annual Incentive Awards on page 46 for more details about our annual incentive plan and how this payout was determined.

Performance Share Plan Measures

LTI-Adjusted Return on Equity (non-GAAP)[1]	Investment Volume (in billions)

[1]

For performance share plan purposes, we use LTI-adjusted return on equity (non-GAAP), which excludes accumulated other comprehensive loss from the equity component for each year. Please see Exhibit B of this Proxy Statement for a reconciliation of LTI-adjusted return on equity (non-GAAP), as calculated for performance share purposes, to return on equity calculated in accordance with GAAP as reported in our financial statements.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Plan Targets Reflect Focus on Appropriate Balance of Growth and Return Over Long Term. The LTI-adjusted return on equity (non-GAAP) and investment volume measures are weighted equally in calculating our Performance Share Plan results. Our Compensation Committee believes that these two measures strike an appropriate balance between achieving a meaningful return for our shareholders while holding to a disciplined investment strategy through business cycles. As with the targets under our annual incentive plan, our investment volume targets are typically tied to our budgeted investment volume for the applicable year, which similarly fluctuates from year to year. Under the terms of our 2020-2022 performance share program, our cumulative investment volume exceeded target, while our average LTI-adjusted return on equity (non-GAAP) fell short of target. Based on these results, our executives earned 77.6% of their target performance shares. However, the actual value of the payouts depends upon the market price of our common stock on the determination date, which may be higher or lower than the grant date price. See 2022-2024 Performance Share Measures and Goal Setting on page 48 for a description of our performance share program.

CEO Pay-For-Performance Alignment

We continue to maintain a strong pay and performance linkage through all points in the business cycle, as illustrated in the 2022 compensation decisions described above and in the following charts, which show our Chief Executive Officer’s compensation measured against our financial performance for the years 2008-2022 on the measures in our annual and long-term incentive plans. Please see the Pay Versus Performance Disclosure on page 68 for required information about the relationship between the executive compensation we actually paid and our financial and stock price performance for the years 2020-2022. As we continue to manage through cyclical market conditions in the railcar leasing industry, our Compensation Committee expects management to emphasize disciplined growth and investment over short-term financial returns.

[1]

For a reconciliation of net income and return on equity, excluding tax adjustments and other items (non-GAAP), to net income and return on equity calculated in accordance with GAAP for 2020, 2021 and 2022, as well as for information regarding why we believe these non-GAAP measures present useful information to investors, please see Exhibit B to this Proxy Statement.

[2]	Amounts are as reported in the Summary Compensation Table, less change in pension value. 2022 amount is for Mr. Lyons.

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COMPENSATION DISCUSSION AND ANALYSIS

Detailed Compensation Discussion and Analysis

In 2022, our executive compensation program consisted of three elements: base salary, annual incentive, and long-term equity compensation. We also provide various retirement and benefit programs. Further details on each element are discussed below.

Base Salary

Base salary constitutes approximately 17% of total targeted compensation for our current Chief Executive Officer (approximately 33% for our other currently serving NEOs), which is consistent with our philosophy that a majority of executive compensation should be performance-based.

In establishing salary levels, we typically consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. Base salaries may be adjusted during the Compensation Committee’s annual review for:

•	Annual salary increases

•	Changes in role, such as promotions or added responsibilities

•	Market adjustments

In 2022, all of our NEOs received the Company’s standard general increase of 3.5% to their base salaries, effective March 1, 2022, consistent with the broader employee base. Ms. Nero received a 3.9% increase, effective March 1, 2022, which consists of a pro-rated standard general increase of 2.9% to reflect her hiring date of May 1, 2021, and an additional 1% to reflect the market. Mr. Ellman received an additional market-based increase of 3.8%, effective March 1, 2022. Messrs. Lyons and Titterton received additional increases of 34% and 12.7%, respectively, effective April 22, 2022, to reflect their respective promotions to President and Chief Executive Officer and Executive Vice President and President, Rail North America.

Annual Incentive Awards

Process for Setting Annual Incentive Targets

Target incentive opportunities for NEOs are expressed as a percentage of base salary and are intended to be competitive with the market. Please see The Determination of Market Competitive Pay on page 53 for a description of how we determine competitive pay levels. In 2022, Mr. Kenney’s target incentive opportunity was 100% of his base salary, and Mr. Lyons’s target incentive opportunity initially was 70% of his base salary, which was increased to 100%, effective April 22, 2022, in connection with his promotion. The target incentive opportunities for our other NEOs were 70% of base salary for Mr. Ellman and for Mr. Titterton (effective April 22, 2022, in connection with his promotion, which was increased from 55%), 60% of base salary for Ms. Golden and Mr. Tezel, and 55% of base salary for Ms. Nero and Mr. Zmudka.

Annual Incentive Plan Design

Our NEOs earn their annual incentive awards based on achievement against targeted net income established from a financial plan which is reviewed by the full Board. The Compensation Committee has chosen net income as the goal because it provides executives with a strong incentive to increase our profitability. Please see Performance Measures, Goal Setting, and Pay-for-Performance Alignment on page 42 for a discussion of how the Compensation Committee selects performance measures and designs annual performance goals.

The performance metrics and payout levels are established at the beginning of each year by the Compensation Committee with input from the independent consultant and management. The level of financial performance required for the maximum payout is established based on the Compensation Committee’s assessment of the level of performance that shareholders would likely consider superior in view of general economic conditions and the outlook for GATX and its industry in particular. This process is essentially reversed to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive is payable.

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COMPENSATION DISCUSSION AND ANALYSIS

2022 Annual Incentive Plan Design. As described earlier at page 44, at the time of budgeting and forecasting, expectations were that 2022 would be a year of improvement despite macroeconomic challenges due to higher lease rates on railcar renewals at Rail North America, strong demand in Europe and a diminishing negative impact from COVID-19, though we expected that impact would continue to be severe for RRPF’s long-haul aviation market. As a result of these factors, we expected GATX’s total net income in 2022 to be up approximately $20 million from the prior year. During its review of the budget and business forecasts over multiple meetings, the Compensation Committee sought to set a target for our NEOs that would be appropriately rigorous and challenging, given these market headwinds. The Compensation Committee set the 2022 net income target at $201.9 million, which was the budgeted net income for the year.

The goals and payout levels under the 2022 annual incentive plan design, which are tied to fully quantitative, objective metrics, are shown in the following table:

2022 Annual Incentive Plan Design

	Net Income, excluding tax adjustments and other items (non-GAAP (Millions)	Achievement (Actual/Budget)	Payout
Threshold	$161.5	80%	80%
Target (Goal)	$201.9	100%	100%
Maximum	$323.0	160%	170%

2022 Annual Incentive Plan Payouts. Net income, excluding tax adjustments and other items (non-GAAP),1 for 2022 was $217.7 million, which was 107.8% of the target net income level of performance. Based on the targets illustrated above, this level of performance resulted in incentive payouts to our NEOs of 105.9% of their target award levels.

Long-Term Equity-Based Incentive Awards

Process for Granting Awards

We set target long-term incentive opportunities for our NEOs to be competitive with the market. Long-term incentive target values for our NEOs are generally set between the 50th and 75th percentiles based on market survey data used by our Compensation Committee in setting executive compensation, as described below under Process for Determining Executive Compensation (Including NEOs). The reason for targeting up to the 75th percentile is to encourage and reward above-market performance and to provide flexibility to compensate officers with longer tenure. The Compensation Committee generally establishes an NEO’s target long-term incentive value for each year within this range based on its evaluation of individual performance and responsibilities and overall leadership within the organization. The value of the regular, annual long-term incentive awards to each NEO is divided equally between non-qualified stock options (“NQSOs”) and performance shares. We chose this combination of grant types because it focuses executive attention on total shareholder return and on specific financial goals, both of which are essential to our long-term success. The grant date for regular long-term incentive awards is the date of the Compensation Committee’s first meeting of each calendar year. We grant NQSOs to NEOs at the same time we grant them to other employees. NQSOs vest ratably over a three-year period and expire seven years after the grant date. We have no program, plan, or practice to time NQSO grants to NEOs or any other employees in coordination with the release of material non-public information.

On January 28, 2022, Messrs. Ellman and Titterton each received a special grant of 3,960 RSUs, valued at $400,000, 25% of which vested on the first anniversary of the grant date and 75% of which will vest on the third anniversary of the grant date, subject to continued employment with GATX. These grants were made outside of the annual grant framework for the purpose of driving performance and enhancing our growth efforts, retaining and further developing these leaders as part of an orderly and successful CEO succession process, and recognizing the responsibilities and duties of these leaders. These RSU grants also served as consideration for new non-compete, non-solicitation and confidential information covenants GATX obtained from Messrs. Ellman and Titterton.

[1]

See Exhibit B for a reconciliation of net income, excluding tax adjustments and other items (non-GAAP), to net income, calculated in accordance with GAAP, as well as for information regarding why this non-GAAP measure presents useful information to investors.

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COMPENSATION DISCUSSION AND ANALYSIS

Award Types and How Each Fits Into Our Program

Non-Qualified Stock Options. NQSOs are granted to align the interests of our NEOs and other employees with our shareholders. NQSOs are granted at a price equal to fair market value of our common stock (the average of the high and low trading prices on the date of grant) as approved by the Compensation Committee. Because TSR is composed of stock price appreciation and dividends, dividend equivalents are attached to NQSOs. We believe that rewarding both components of shareholder return better aligns management and shareholder interests. Dividend equivalents accrue until vesting and are paid in cash thereafter until the NQSO is exercised or expires. Because the value of dividend equivalents is fully factored into the determination of grant size, the number of NQSOs granted is correspondingly smaller than it would be if dividend equivalents were not attached because the value of each NQSO is higher.

Performance Shares. Performance shares are designed to focus attention on, and to reward the achievement of, our long-term financial and strategic objectives. The Compensation Committee establishes the goals for which the performance shares may be earned at the beginning of a three-year performance period rather than annually. At the end of the performance period, a percentage ranging from 0% to 200% of the number of performance shares initially awarded will be earned based on the extent to which the three-year goals are achieved. Each earned performance share equals one share of our common stock at the end of the performance period, with payment of earned performance shares made in the form of GATX common stock.

•

Performance Metrics Design. Performance shares are earned based on achievement of two equally weighted measures of three-year LTI-adjusted return on equity (non-GAAP) (return measure) and three-year cumulative investment volume (growth measure).

•	Dividends Paid Only on Performance Shares Earned. Accumulated dividend equivalents are paid on performance shares, only if earned, at the end of the performance period.

•

Cash Election Feature. Participants have the opportunity to elect to receive their performance share payout in the form of cash if the participant meets one of two conditions: (1) the participant has exceeded 150% of his or her stock ownership goal or (2) the participant is within five years of normal retirement age (65) under the Company’s pension plan. This election must be made no later than the determination date for the performance period. The cash value is determined based on the number of performance shares earned multiplied by the fair market value of GATX stock on the day the award is earned. This optional cash election feature was implemented to address the accumulation of high concentrations of GATX stock beyond the required stock ownership requirements and limited opportunities for our NEOs to diversify due to restrictions related to the trading of GATX stock, such as insider trading blackouts. As such, the Compensation Committee believes that there should be an appropriate balance between our compensation programs and philosophy and the participants’ needs for moderate and transparent diversification as they approach retirement.

Restricted Stock Units. RSUs vest based solely on continued employment and are designed to recognize and incentivize executives, by providing equity value if the executive remains employed through the vesting date. RSUs have not historically been a part of our equity compensation program; however, as noted above under the heading “Process for Granting Awards,” two of our NEOs each received a special RSU grant in January 2022.

2022-2024 Performance Share Measures and Goal Setting

Background

Our target setting process, conducted at the beginning of each three-year performance period, combines goals related to growth and return to reflect the cyclical nature of our business. Our targets are designed to incentivize behavior which enhances long-term shareholder value at all points in the business cycle.

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COMPENSATION DISCUSSION AND ANALYSIS

Design

The number of performance shares to be earned in 2024 is subject to two equally weighted measures:

•	Three-year average LTI-adjusted return on equity (non-GAAP) (return measure)

•	Three-year cumulative investment volume (growth measure)

The Compensation Committee set targets of 10% for LTI-adjusted return on equity (non-GAAP) and $2.73 billion for cumulative investment volume, which is equal to the Company’s budgeted cumulative investment volume for the three-year performance period.

Rationale

As stated above, we establish our growth and return objectives depending on where we are in the business cycle. When the market is stronger and asset prices are high, we employ several strategies to maximize returns while investing prudently. When the market is weaker and asset prices are reduced, we emphasize making prudent investments at attractive prices over attempting to earn an unsustainably high short-term return. We believe that a single-minded focus on achieving growth over return, or vice versa, at the wrong points in the cycle is likely to impair shareholder value over the longer term.

The LTI-adjusted return on equity (non-GAAP) and cumulative investment targets, which are quantitative, objective metrics, for the 2022-2024 performance period were set in the first quarter of 2022 amidst an improving operating environment despite continued uncertainty about certain macroeconomic trends. Consistent with our objective of striking an appropriate balance between our growth and return objectives, the Compensation Committee set the LTI-adjusted return on equity (non-GAAP) for the 2022-2024 performance period at 10.0%, a higher return than the Company’s budgeted return on equity (9.5%), and the cumulative investment volume target for the 2022-2024 performance period at $2.73 billion, which is the budgeted amount and down from the prior year’s three-year plan target because of the expected impact of inflation.

Formula for Determining Award Numbers

In granting performance shares for the 2022-2024 performance period, we determined the number of shares awarded by dividing the value of the performance share award by the average of the closing prices of our common stock on the four Fridays immediately preceding the Compensation Committee meeting at which the grant was awarded. To determine the number of NQSOs awarded, we used the same average closing price multiplied by 33%, which represents the value of the NQSO award based on the Black-Scholes valuation methodology.

2022 Long-Term Incentive Payouts

The performance shares granted in 2020 vested at the end of 2022. Each target award was based 50% on a three-year average LTI-adjusted return on equity (non-GAAP) goal and 50% on a three-year cumulative investment volume goal. The goals and payout levels under the 2020-2022 Performance Share Plan are indicated in the following table:

Performance Share Plan Design

LTI-Adjusted Return on Equity (non-GAAP)[1]

	Average Three-Year LTI-Adjusted ROE (non-GAAP)	Payout
Threshold	7.2%	25%
Target (Goal)	10.3%	100%
Maximum	14.4%	200%

[1]

For performance share plan purposes, we use LTI-adjusted return on equity (non-GAAP), which excludes accumulated other comprehensive loss from the equity component for each year. Please see Exhibit B of this Proxy Statement for a reconciliation of LTI-adjusted return on equity (non-GAAP), as calculated for performance share purposes, to return on equity calculated in accordance with GAAP as reported in our financial statements.

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COMPENSATION DISCUSSION AND ANALYSIS

Investment Volume

	Three-Year Cumulative Investment Volume (billions)	Payout
Threshold	$1.99	25%
Target (Goal)	$2.84	100%
Maximum	$3.98	200%

As shown in the charts on page 44, the three-year average LTI-adjusted return on equity (non-GAAP) for the period was 7.0% versus a goal of 10.3%, and the cumulative investment volume for the period was $3.47 billion, which was higher than the goal of $2.84 billion. Based on these results, performance share payouts were 77.6% of target. Performance share award values at the determination date were 77.6% of target award values based on average fair market value of GATX stock price on February 15, 2023. Messrs. Lyons, Kenney, Ellman, Titterton and Tezel and Ms. Golden elected to receive their performance share payouts in the form of cash. For details regarding the 2020-2022 performance share payments to the NEOs, please see the Option Exercises and Stock Vested Table on page 60.

Employee Benefits – Severance – Double Trigger Vesting

Employee Benefit Plans

We sponsor a standard array of retirement, health, and welfare benefits. Our retirement programs include 401(k) and defined benefit pension programs. The pension and 401(k) programs are intended to supplement employees’ personal retirement savings and social security benefits. Health and welfare benefits include medical, dental, vision, life, and disability insurance. These programs provide protection against catastrophic loss and encourage health maintenance. Our NEOs participate in the same programs as other salaried employees. Additionally, we have a supplemental pension plan available to eligible salaried employees, including our NEOs, and intended solely to restore pension benefits limited by law to the level specified by formula in the qualified pension plan applicable to all salaried employees. No excessive perquisites were paid to our NEOs in 2022.

Executive Severance Plan

In February 2023, following a market review and consultation with Pay Governance, our Compensation Committee adopted an Executive Severance Plan for our eligible executives located in the United States, including our currently serving NEOs. Pursuant to the Executive Severance Plan, participants will be eligible to receive the following severance benefits upon a qualifying termination, including in connection with a change of control (“COC”) of the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Benefit	Termination other than for “cause” not in connection with a COC	Termination other than for “cause” or for “good reason” during the period ending 24 months following a COC

Base Salary

Lump sum payment equal to the executive’s base salary for the specified period depending on position:

•  24 months (Chief Executive Officer)

•  18 months (Executive Vice President)

•  12 months (Senior Vice President)

Lump sum payment equal to the executive’s base salary for the specified period depending on position:

•  36 months (Chief Executive Officer)

•  24 months (Executive Vice President)

•  18 months (Senior Vice President)

Annual Bonus	Lump sum payment equal to a multiple of the executive’s target bonus: • 2x (Chief Executive Officer) • 1.5x (Executive Vice President) • 1x (Senior Vice President)	Lump sum payment equal to a multiple of the executive’s target bonus: • 3x (Chief Executive Officer) • 2x (Executive Vice President) • 1.5x (Senior Vice President)
Prorated Bonus	Lump sum payment equal to executive’s annual bonus for the year in which the termination occurs, based on the Company’s actual performance, and based on 100% achievement of any individual performance goals, pro-rated for the period of time through the termination date.	Lump sum payment equal to executive’s target bonus for the year in which the termination occurs, pro-rated for the period of time through the termination date.
Prior Year Bonus	Lump sum payment equal to the executive’s prior year bonus, if any.
COBRA Premiums	Continued COBRA premiums for the duration of the severance period.
Outplacement Services	Company-paid outplacement services up to $25,000 for a period of 12 months following the termination date.
Employee Assistance Program	Continued use of the Company’s Employee Assistance Program during the 90-day period following the termination date.
Tuition Reimbursement	Tuition reimbursement for classes in which the executive was enrolled in as of the termination date.

The executive’s receipt of any severance benefits is subject to the executive signing a general release of claims in favor of the Company.

Pursuant to the terms of the Executive Severance Plan, our NEOs will not be eligible for benefits under the plan to the extent they are a party to an existing COC agreement and would receive benefits under such agreement as a result of any termination. Additionally, for the avoidance of doubt, if an executive’s COC agreement provides for more favorable benefits in the event an excise tax is imposed on “excess parachute payments” by the Code than the benefits provided in the Executive Severance Plan, the more favorable provision contained in the COC agreement shall apply to such executive.

Discretionary Severance Benefit Plan

Prior to the adoption of our Executive Severance Plan, our NEOs participated in our Amended and Restated Discretionary Severance Benefit Plan (the “Employee Severance Plan”), which is available generally on a nondiscriminatory basis to all salaried employees located in the United States. Under the Employee Severance Plan, employees are eligible to receive severance benefits upon a qualifying termination of employment. Following the effectiveness of our Executive Severance Plan, the executives eligible for benefits under that plan are no longer eligible to receive benefits under the Employee Severance Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Pursuant to the terms of the Employee Severance Plan, in the event an eligible employee is terminated by the Company as a result of the elimination of a job position, and provided that the employee executes a general release of claims in favor of the Company, such employee will be entitled to the following: the sum of (1) one week of base salary for each full year of service, up to 20 years of service; (2) an additional one-half week of base salary for each full year of age by which the employee’s age at the time of termination exceeds 40, in accordance with applicable law; and (3) an additional one week of base salary for each $10,000 by which the employee’s annualized base salary exceeds $20,000, provided, that, the aggregate number of weeks shall not exceed 52. Additionally, participants will be eligible to receive continued COBRA coverage during the severance period and employees whose employment is terminated on or after July 1, will receive a lump sum payment equal to the prorated portion of his or her target annual bonus, based on 100% achievement of performance goals, provided, that no amounts will be paid if threshold performance is not met. Participants will also be eligible to receive Company-paid outplacement assistance, continued use of the Company’s Employee Assistance Program during the 90-day period following the termination date, and tuition reimbursement for classes in which the employee was enrolled in as of the termination date.

In the event an eligible employee does not execute a general release of claims in favor of the Company, such employee will receive a lump sum payment equal to three weeks of base salary.

Change of Control Agreements

Prior to the adoption of our Executive Severance Plan, when an individual became an executive officer, the individual executed a COC agreement with the Company that provides certain benefits if employment is terminated in connection with a COC. This protection is provided for competitive reasons and to ensure the stability, continuity, and impartiality of our executives in a COC situation. The level of protection provided is intended to be similar to that provided by similarly sized organizations. These existing COC agreements remain in force, including for all currently serving NEOs, but individual COC agreements will no longer be offered to executive officers beginning in February 2023.

These COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is terminated or constructively terminated. For a description of the key terms of these agreements, please see the Potential Payments upon Termination or Change of Control Table on page 63. Since 2009, we have not entered into any new COC agreements that provide excise tax gross-up benefits, and we do not intend to offer this feature in the future. The COC agreement with Mr. Lyons, however, that was entered into prior to 2009, does contain excise tax gross-up benefits. In the event that we amend such agreement for any reason in the future, we will eliminate such excise tax gross-up.

Double-Trigger Equity Vesting

The vesting of equity awards upon a COC is determined under the GATX Amended and Restated 2012 Incentive Award Plan and related grant agreements. These terms apply to all employees who receive long-term incentive awards. In addition, all grant agreements require both a COC event and an executive’s actual or constructive termination before vesting is accelerated.

Process for Determining Executive Compensation (Including NEOs)

Compensation Committee and Management

The Compensation Committee, with input from the independent compensation consultant, regularly reviews:

•	the competitiveness of our compensation program

•	the competitiveness of each NEO’s compensation

•	recent developments and current trends in executive compensation practices

Our human resources staff and the Chief Executive Officer also provide input to the Compensation Committee regarding base salary increases, target level annual incentives, long-term incentive awards, and the goals applicable to earning such compensation. After reviewing these recommendations, the Compensation Committee determines and approves the compensation of each NEO as well as the performance goals. Our Chief Executive Officer, however, does not participate in, nor is he present during, any discussions of his own compensation. Such discussions occur during the Compensation Committee’s executive sessions. The Compensation Committee also reviews its pay decisions regarding our Chief Executive Officer with the other independent directors on the Board.

52	GATX CORPORATION - 2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Determination of Market Competitive Pay

We have generally structured our compensation programs to provide total direct compensation opportunities between the 50th and 75th percentiles based on market survey data of companies of similar revenue size to GATX (which we refer to as “competitive” or “market” pay levels throughout this Compensation Discussion and Analysis). GATX is larger in scope (revenues, assets, etc.) in general than the median of the data sources available, as more fully described below.

Because we have no direct peers in the railcar leasing business for which relevant compensation data is available, gathering information on competitive pay levels with precision for our particular industry is not possible. Instead, the Compensation Committee, with assistance from our human resources staff and the independent compensation consultant, regularly reviews information on pay for executives as reported in national compensation surveys published by Aon and Willis Towers Watson for organizations of similar revenue as ours.

These surveys include general, non-company specific compensation information, on an aggregate basis, for approximately 200 public companies with annual revenues between $1-3 billion. We use these surveys to better understand current compensation practices at other companies of similar revenue size and as a data point to assist us in meeting our goal of having the various elements of compensation be market-competitive. The Compensation Committee does not receive individual company information for any of the companies included in the surveys.

While these surveys are a starting point for our compensation review process, actual compensation decisions with respect to specific individuals are influenced by a variety of factors in addition to the surveys, including experience, tenure, skills, unique responsibilities, individual performance, and our specific talent requirements. For example, the target total direct compensation of Mr. Lyons is currently between the 25th and 50th percentiles of the survey data for CEOs due to his recent internal promotion to the CEO role.

Compensation Governance

Stock Ownership and Stock Retention Requirements

To underscore the importance of stock ownership, we have established mandatory stock ownership and stock retention policies for our NEOs and other members of senior management. These policies require that each executive must retain shares of GATX stock having a value equal to 50% of the after-tax profits realized from GATX equity awards until the executive owns GATX shares equal in value to a multiple of salary based on his or her position. The multiple is 5.0 times salary for the Chief Executive Officer and 2.5 times salary for other NEOs. Our currently serving NEOs are in compliance with the stock ownership and stock retention policies and, as of December 31, 2022, owned GATX stock equal to the following percentage of their respective stock ownership goal: Mr. Lyons 170%, Mr. Ellman 483%, Mr. Titterton 158%, Ms. Nero 7% and Mr. Zmudka 85%.

Clawback Policy

We have a policy which provides for the recovery of all or part of any bonus or other compensation paid to an executive officer that was based upon the achievement of financial results that were subsequently restated. In the event of a material restatement of our financial results, the Board, or a committee designated by the Board, will review the facts and circumstances that led to the restatement and will take such action as it deems necessary or appropriate. The Board will consider whether any executive officer received excess compensation because the original financial statements were incorrectly presented. In addition, the Board will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct. Under such policy, the Board may also, depending upon the facts and circumstances, take disciplinary action, up to and including termination of employment, or decide to pursue other available remedies, including, but not limited to, canceling stock-based awards.

Tax Considerations

Our Compensation Committee considers the tax impact on both the executives and the Company in determining executive compensation. However, the Committee also looks at other factors in making its decisions as described earlier in this Compensation Discussion and Analysis and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not tax deductible by GATX.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee’s Independent Consultant

The Compensation Committee retained Pay Governance as its independent compensation consultant during 2022. Pay Governance does not have any other consulting engagements with management or GATX. The Compensation Committee has assessed the independence of Pay Governance and its employees working on GATX matters pursuant to applicable SEC rules and NYSE listing standards and determined that no conflict of interest or independence concerns exist.

With respect to Chief Executive Officer compensation, Pay Governance provides an independent recommendation to the Compensation Committee in the form of a range of possible outcomes, for the Committee’s consideration. In developing its recommendation, Pay Governance relies on its understanding of GATX’s business and compensation programs and its own independent research and analysis. Pay Governance does not meet with our Chief Executive Officer with respect to his compensation. In addition to advising on Chief Executive Officer compensation, Pay Governance reviews the Chief Executive Officer’s recommendations on compensation of his direct reports.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

David S. Sutherland (Chair)

James B. Ream

Stephen R. Wilson

Paul G. Yovovich

54	GATX CORPORATION - 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)(3)	Change in pension value and non- qualified deferred compensation earnings ($)(4)	All Other Compensation ($)(5)	Total ($)	Total Without Change in Pension Value ($)(6)

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)

Robert C. Lyons	2022	$734,072	$0		$1,531,778	$1,564,650	$ 719,730	$ —	$ 9,150	$4,559,380	$4,559,380
President and Chief	2021	$575,483	$0		$498,826	$505,476	$ 490,215	$ 139,667	$ 8,700	$2,218,367	$2,078,700
Executive Officer	2020	$566,083	$0		$434,675	$409,578	$ 336,185	$ 939,090	$ 8,550	$2,694,161	$1,755,071

Brian A. Kenney	2022	$324,016	$0		$2,532,394	$2,586,888	$ 343,036	$ 250,696	$ 83,926	$6,120,956	$5,870,260
Former Chairman of the	2021	$1,017,583	$0		$2,352,520	$2,379,580	$1,238,297	$ 467,804	$ 8,700	$7,464,484	$6,996,680
Board, President and	2020	$1,000,917	$0		$1,911,336	$1,800,344	$ 849,177	$1,716,441	$ 8,550	$7,286,765	$5,570,324
Chief Executive Officer

Thomas A. Ellman	2022	$568,467	$0		$995,422	$598,044	$ 421,284	$ —	$ 9,150	$2,592,366	$2,592,366
Executive Vice President	2021	$534,483	$0		$498,826	$505,476	$ 455,289	$ 175,780	$ 8,700	$2,178,554	$2,002,774
and Chief Financial Officer	2020	$525,750	$0		$434,675	$409,578	$ 312,232	$ 913,460	$ 8,550	$2,604,245	$1,690,785

Paul F. Titterton	2022	$504,244	$0		$753,013	$351,177	$ 351,213	$ —	$ 9,150	$1,968,797	$1,968,797
Executive Vice President	2021	$448,983	$0		$288,698	$292,644	$ 300,503	$ 91,184	$ 8,700	$1,430,712	$1,339,528
and President,	2020	$443,400	$0		$210,401	$198,038	$ 206,052	$ 644,813	$ 8,550	$1,711,254	$1,066,441
Rail North America

Kim Nero	2022	$397,500	$0		$232,093	$236,436	$ 231,458	$ 31,397	$ 9,150	$1,138,034	$1,106,637
Executive Vice President
and Chief Human
Resources Officer

Robert A. Zmudka	2022	$381,833	$0		$178,454	$180,804	$ 222,335	$ —	$ 9,150	$972,576	$972,576
Senior Vice President and
Chief Commercial
Officer, Rail North America

Deborah A. Golden	2022	$465,992	$0		$356,908	$365,085	$ 296,018	$ 192,247	$ 2,387	$1,678,636	$1,486,389
Former Executive Vice	2021	$492,983	$300,000	(7)	$340,773	$345,852	$ 359,947	$ 141,814	$ 8,700	$1,990,069	$1,848,255
President, General	2020	$484,917	$0		$303,656	$285,805	$ 246,842	$ 398,996	$ 8,550	$1,728,765	$1,329,769
Counsel and Corporate
Secretary

N. Gokce Tezel(8)	2022	$430,733	$0		$280,575	$285,114	$ 223,979	$ 154,494	$1,730,782	$3,105,676	$2,951,182
Former Executive Vice	2021	$455,667	$0		$288,698	$292,644	$ 332,700	$ 174,378	$ 669,889	$2,213,975	$2,039,597
President and President,	2020	$443,667	$0		$212,713	$200,288	$ 225,844	$ 595,277	$ 215,859	$1,893,648	$1,298,371
Rail International

(1)

For awards granted under the GATX 2012 Amended and Restated Incentive Award Plan, amounts shown reflect the grant date fair market value of performance stock units and stock options granted in the years shown, in accordance with Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation. Mr. Kenney, Ms. Golden and Mr. Tezel forfeited a portion of these performance share units and stock options granted in the years shown due to their respective departures from the Company during 2022. The aggregate grant date fair market value of these performance share units and stock options that were forfeited by Mr. Kenney, Ms. Golden and Mr. Tezel was as follows: $6,967,466, $481,755 and $912,091, respectively.

(2)

In the event the performance stock units pay out at maximum value (i.e. 200% of target), the total grant date values for grants of RSUs and performance stock units are as follows: Mr. Lyons ($3,063,629, $997,652, and $869,350); Mr. Kenney ($5,064,788, $4,705,040, and $3,822,672); Mr. Ellman ($1,582,359, $997,652, and $869,350); Mr. Titterton ($1,097,543, $577,395, and $420,802); Ms. Nero ($464,186); Mr. Zmudka ($356,908); Ms. Golden ($713,815, $681,546, and $607,312); and Mr. Tezel ($561,150, $577,396, and $425,426).

(3)	The amounts shown reflect the annual incentive awards earned under the GATX Cash Incentive Compensation Plan by each NEO for the years shown.
(4)

Change in pension value reflects the increase in the present value of the accumulated pension benefit during the years shown. The Pension Benefits Table shows the present value of the accumulated pension benefit as of December 31, 2022 and the assumptions used in the calculation of that value. We determined the December 31, 2022, December 31, 2021 and December 31, 2020 present values using the same

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EXECUTIVE COMPENSATION TABLES

assumptions except that the interest rates used for discounting under Accounting Standards Codification Topic Co. 715, Compensation — Retirement Benefits, were 5.15% in 2022, 2.81% in 2021 and 2.42% in 2020. The actual change in pension value during 2022 for Messrs. Lyons, Ellman, Titterton and Zmudka was a decrease of ($1,065,552), ($1,093,843), ($839,047), and ($918,440), respectively.
(5)

For 2022, amounts shown reflect matching contributions made to the GATX Salaried Employees Retirement Savings Plan for Messrs. Lyons, Ellman, Titterton, Zmudka and Ms. Nero ($9,150), Mr. Kenney ($8,926), Ms. Golden ($2,837) and Mr. Tezel ($7,828). Mr. Kenney received $75,000 cash compensation for service as non-Executive Chair of the Board. Mr. Tezel received compensation associated with his expatriate assignment consistent with the Company’s International Compensation Policy for housing allowance ($84,851); tuition fees ($28,487); tax preparation and planning ($53,620); tax equalization ($168,817) and cost of living adjustment, vehicle, relocation costs, and professional fees associated with his international assignment ($41,650). In connection with Mr. Tezel’s termination of employment, he has and is continuing to receive post-employment separation payments and benefits in the aggregate amount of $1,345,529. For all periods presented, all other compensation excludes dividends on NQSOs and performance shares held by each NEO because those dividends are included in the grant date fair value amounts for stock awards as reported in columns (e) and (f) of the table above and in column (m) of the Grants of Plan-Based Awards Table.

(6)

The amounts shown in this Total Without Change in Pension Value column represent total compensation, as determined under applicable SEC rules (column j), minus the amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (column h). The amounts shown in the Total Without Change in Pension Value column differ substantially from, and are not a substitute for, the amounts required to be reported in the Total column pursuant to SEC regulations. We are presenting this supplemental column to illustrate how the Compensation Committee views the annual compensation elements for the NEOs. While the Compensation Committee does review the table in its totality, we note that the change in pension value amount reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column does not reflect current compensation and represents the present value of an estimated stream of payments to be made following retirement. The methodology used to report the change in pension value under applicable accounting rules is sensitive to external variables such as assumptions about life expectancy and changes in the discount rate determined at each year end, which are functions of economic factors and actuarial calculations that do not relate to our performance and are outside of the control of the Compensation Committee.

(7)

Amount represents a discretionary increase to the cash bonus awarded to Ms. Golden pursuant to the GATX Cash Incentive Compensation Plan in recognition of extraordinary individual performance and efforts relating to divestitures and acquisitions of subsidiaries and assisting our Board in long-term succession planning, which culminated in the appointment of our new CEO, as further discussed in the Compensation Discussion and Analysis.

(8)	Payments made to Mr. Tezel in non-U.S. currency were converted to U.S. Dollars monthly using the exchange rate for the relevant currency as reported by Bloomberg on the last day of each month.

56	GATX CORPORATION - 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(3)	(j)(4)	(k)	(l)

Robert C. Lyons	1/1/2022	543,859	679,824	1,155,701
	1/28/2022								45,000	103.15	1,564,650
	1/28/2022				3,713	14,850	29,700				1,531,815

Brian A. Kenney	1/1/2022	259,213	324,016	550,827
	1/28/2022								74,400	103.15	2,586,888
	1/28/2022				6,138	24,550	49,100				2,532,394

Thomas A. Ellman	1/1/2022	318,341	397,926	676,474
	1/28/2022								17,200	103.15	598,044
	1/28/2022				1,423	5,690	11,380				586,938
	1/28/2022							3,960			408,484

Paul F. Titterton	1/1/2022	265,392	331,740	563,958
	1/28/2022								10,100	103.15	351,177
	1/28/2022				835	3,340	6,680				344,529
	1/28/2022							3,960			408,484

Kim Nero	1/1/2022	174,900	218,625	371,663
	1/28/2022								6,800	103.15	236,436
	1/28/2022				563	2,250	4,500				232,093

Robert A. Zmudka	1/1/2022	168,006	210,008	357,014
	1/28/2022								5,200	103.15	180,804
	1/28/2022				433	1,730	3,460				178,454

Deborah A. Golden	1/1/2022	223,684	279,605	475,329
	1/28/2022								10,500	103.15	365,085
	1/28/2022				865	3,460	6,920				356,908

N. Gokce Tezel	1/1/2022	170,208	212,760	361,692
	1/28/2022								8,200	103.15	285,114
	1/28/2022				680	2,720	5,440				280,575

(1)

Amounts shown reflect target, threshold and maximum annual incentive payouts for 2022 under the GATX Cash Incentive Compensation Plan based on the achievement of income goals. Threshold amounts represent 80% of target based on the financial goal threshold.

(2)

Amounts shown reflect the number of performance share units granted in 2022 under the GATX Amended and Restated 2012 Incentive Award Plan. The percentage of each performance share award that will be earned is based upon the achievement of two equally weighted performance goals: three-year average LTI-adjusted return on equity (non-GAAP) and three-year cumulative investment volume. Mr. Kenney, Ms. Golden and Mr. Tezel forfeited the following number of these performance share units granted in 2022 due to their respective departures from the Company during 2022: 17,734, 2,405 and 2,720, respectively.

(3)	The amounts shown reflect the number of RSUs granted in 2022 under the GATX Amended and Restated 2012 Incentive Award Plan.
(4)

The amounts shown reflect the number of NQSOs granted in 2022 under the GATX Amended and Restated 2012 Incentive Award Plan. Mr. Kenney, Ms. Golden and Mr. Tezel forfeited the following number of these NQSOs granted in 2022 due to their respective departures from the Company during 2022: 55,596, 2,942 and 8,200, respectively.

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EXECUTIVE COMPENSATION TABLES

Narrative Discussion Related to the Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Incentive Awards

For 2022, our NEOs were eligible for annual incentive awards based solely on GATX’s financial performance achievement against a net income goal established from a financial plan which is reviewed by the full Board. The target incentive awards were payable at 100% of the targeted amount. Threshold and maximum incentive awards (80% and 170%, respectively, of the target awards) were payable at 80% and 160% or more, respectively, of the targeted amount.

Based on individual targets and on actual net income, excluding tax adjustments and other items (non-GAAP), as described in the Compensation Discussion and Analysis, 2022 incentive payouts under the GATX Cash Incentive Compensation Plan are shown in column (g) of the Summary Compensation Table. GATX’s net income, excluding tax adjustments and other items (non-GAAP), achievement for 2022 for incentive payout purposes was $217.7 million, or 107.8% of target for our NEOs, resulting in payouts at 105.9% of their target awards.1

Equity-Based Long-Term Incentives

Equity-based long-term incentive awards in 2022 consisted of NQSOs and performance shares.

NQSOs vest in three equal annual installments and expire seven years after the grant date. The grant price is based on the average of the high and low prices of GATX common stock on the date of grant. Dividend equivalents accrue on NQSO grants and are not paid until vesting and each quarter thereafter until the NQSOs are exercised or expire. The NQSOs granted to the NEOs on January 28, 2022 will vest in three equal installments on January 28 of 2023, 2024, and 2025.

The number of NQSOs awarded in 2022 and their grant date fair value are shown in columns (j) and (m), respectively, in the Grants of Plan-Based Awards Table. The grant date fair values of the 2022, 2021, and 2020 NQSO awards are shown in column (f) of the Summary Compensation Table for each year granted.

The percentage of each 2022 performance share award that will be earned is based on the extent to which pre-established goals on two independent performance measures, each of which is weighted at 50%, are achieved over a three-year performance period ending on December 31, 2024. The two performance measures are three-year average LTI-adjusted return on equity (non-GAAP) (defined as GAAP net income divided by shareholders’ equity, excluding accumulated other comprehensive loss) and three-year cumulative investment volume (defined as the sum of cumulative GAAP-basis portfolio investments and capital additions as reported on the Company’s audited statement of cash flows for each year in the performance period).

The number of performance shares earned at the end of the performance period ranges from 0% to 200% of the initial target grant, with the target grant at targeted performance. Dividend equivalents accrue throughout the performance period and are only paid on the number of performance shares earned at the end of the performance period.

The grant date fair values of the 2022, 2021, and 2020 performance shares are shown in column (e) of the Summary Compensation Table. The number of performance shares granted in 2022 that may be earned at threshold, target, and maximum levels is shown in columns (f), (g), and (h), respectively, of the Grants of Plan-Based Awards Table.

1

For annual incentive award purposes, we use net income, excluding tax adjustments and other items (non-GAAP). For a reconciliation of net income, excluding tax adjustments and other items (non-GAAP), to net income calculated in accordance with GAAP, as well as for information regarding why we believe this non-GAAP measure presents useful information to investors, please see Exhibit B to this Proxy Statement.

58	GATX CORPORATION - 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of our stock underlying outstanding equity incentive plan awards for each NEO as of December 31, 2022.

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)(7)

Robert C. Lyons	0	45,000	(1)		103.1500	1/28/2029				29,700	(5)	3,158,298
	5,700	11,400	(2)		91.3600	1/29/2028				10,920	(6)	1,161,233
	12,133	6,067	(3)		77.0700	1/31/2027
	18,500				71.5250	1/24/2026
	19,300				69.7350	1/25/2025
	21,000				61.1750	1/26/2024

Brian A. Kenney	18,804				103.1500	11/1/2027				13,632	(5)	1,449,627
	26,833				91.3600	11/1/2027				31,494	(6)	3,349,072
	53,333				77.0700	1/31/2027
	78,500				71.5250	1/24/2026
	80,300				69.7350	1/25/2025

Thomas A. Ellman	0	17,200	(1)		103.1500	1/28/2029	3,960	(4)	421,106	11,380	(5)	1,210,149
	5,700	11,400	(2)		91.3600	1/29/2028				10,920	(6)	1,161,233
	12,133	6,067	(3)		77.0700	1/31/2027
	18,500				71.5250	1/24/2026
	18,000				69.7350	1/25/2025
	18,900				61.1750	1/26/2024

Paul F. Titterton	0	10,100	(1)		103.1500	1/28/2029	3,960	(4)	421,106	6,680	(5)	710,351
	3,300	6,600	(2)		91.3600	1/29/2028				6,320	(6)	672,069
	5,866	2,934	(3)		77.0700	1/31/2027
	9,000				71.5250	1/24/2026
	8,100				69.7350	1/25/2025

Kim Nero	0	6,800	(1)		103.1500	1/28/2029				4,500	(5)	478,530
	1,766	3,534	(2)		98.1050	5/28/2028				3,280	(6)	348,795

Robert A. Zmudka	0	5,200	(1)		103.1500	1/28/2029				3,460	(5)	367,936
	1,600	3,200	(2)		91.3600	1/29/2028				3,040	(6)	323,274
	3,200	1,600	(3)		77.0700	1/31/2027

Deborah A. Golden	2,942				103.1500	12/1/2027				2,110	(5)	224,377
	11,700				91.3600	12/1/2027				4,766	(6)	506,816
	4,234				77.0700	1/31/2027

N. Gokce Tezel										0	(5)	0
										4,038	(6)	429,401

(1)	NQSOs will vest in three, equal, annual installments on 1/29/2023, 1/29/2024, and 1/29/2025.
(2)	50% of the unexercisable NQSOs will vest on 1/31/2023 and the remainder will vest on 1/31/2024.
(3)	100% of the NQSOs will vest on 1/24/2023.
(4)	25% of the RSUs will vest on 1/28/2023 and the remainder will vest on 1/28/2025.
(5)

Amounts shown reflect the number of target performance shares granted in 2022 at the target payout. A portion (ranging from 0% to 200%) will be earned subject to the achievement of specified performance objectives and will vest on 12/31/2024.

(6)

Amounts shown reflect the number of target performance shares granted in 2021 at the target payout. A portion (ranging from 0% to 200%) will be earned subject to the achievement of specified performance objectives and will vest on 12/31/2023.

(7)	Market value of performance shares is based on the closing price of GATX common stock on the last trading day of the year, December 31, 2022, which was $106.34 per share.

GATX CORPORATION - 2023 Proxy Statement	59

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards(1)

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

(a)	(b)	(c)	(d)	(e)

Robert C. Lyons	0	0	4,377	481,601

Brian A. Kenney	98,067	4,590,939	18,190	2,001,446

Thomas A. Ellman	22,400	1,481,238	4,377	481,601

Paul F. Titterton	8,800	419,742	2,118	233,044

Kim Nero	0	0	0	0

Robert A. Zmudka	4,500	183,665	1,156	127,195

Deborah A. Golden	21,366	653,177	2,974	327,229

N. Gokce Tezel	36,733	1,750,677	2,082	229,082

(1)

Amounts shown include the number and value of RSUs vested in 2022 and performance shares earned under the 2020-2022 performance period and as described in the Compensation Discussion and Analysis of this Proxy Statement. Although the 2020-2022 performance share plan performance was determined after the calendar year-end on February 15, 2023, the amounts are reported in the table above (and not in the Outstanding Equity Awards at Fiscal Year-End table) to reflect the actual value earned in 2022 for the 2020-2022 performance period.

Pension Benefits Table

Each of our NEOs participated in a defined benefit pension plan during the year ended December 31, 2022. The following table contains information about these plans that provide for payments or other benefits to our NEOs at, following, or in connection with retirement.

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)		Payments during last fiscal year ($)

(a)	(b)	(c)	(d)(1)		(e)

Robert C. Lyons	GATX Non-Contributory Pension Plan for Salaried Employees	26.3	952,721	(2)	0

	GATX Supplemental Retirement Plan	26.3	2,789,742		0

Brian A. Kenney	GATX Non-Contributory Pension Plan for Salaried Employees	26.5	0		1,224,640

	GATX Supplemental Retirement Plan	26.5	0		10,018,092

Thomas A. Ellman	GATX Non-Contributory Pension Plan for Salaried Employees	26.3	756,347	(2)	0

	GATX Supplemental Retirement Plan	26.3	1,937,374		0

Paul F. Titterton	GATX Non-Contributory Pension Plan for Salaried Employees	25.4	506,184	(2)	0

	GATX Supplemental Retirement Plan	25.4	870,822		0

Kim Nero	GATX Non-Contributory Pension Plan for Salaried Employees	1.7	21,404		0

	GATX Supplemental Retirement Plan	1.7	9,993		0

Robert A. Zmudka	GATX Non-Contributory Pension Plan for Salaried Employees	33.5	1,000,789	(2)	0

	GATX Supplemental Retirement Plan	33.5	1,207,145		0

Deborah A. Golden	GATX Non-Contributory Pension Plan for Salaried Employees	16.9	0		1,072,464

	GATX Supplemental Retirement Plan	16.9	2,022,859		0

N. Gokce Tezel	GATX Non-Contributory Pension Plan for Salaried Employees	22.0	734,705		0

	GATX Supplemental Retirement Plan	22.0	1,350,369		0

60	GATX CORPORATION - 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES

(1)

The present value of accumulated benefit (PVAB) is calculated as the amount payable at age 65 for Messrs. Lyons, Ellman, Titterton and Zmudka. The amounts shown for Ms. Nero represent her cash balance account rolled forward to age 65 with the ASC 715 interest crediting rate assumption of 3.99%. This value is then discounted back from age 65 using the ASC 715 discount rate of 5.15% for the Salaried Plan benefit and 5.11% for the Nonqualified Supplemental Plan benefit. For Mr. Kenney, Ms. Golden, and Mr. Tezel, the PVAB is calculated as their actual lump sum value set to be paid in 2023 (or $0 if already paid out). The GATX Non-Contributory Pension Plan for Salaried Employees Plan assumption is that 70% elect the lump sum option and 30% elect an annuity option at retirement. The GATX Supplemental Retirement Plan calculations use each executive’s actual election for payment of future benefit; all executives shown have elected a lump sum form of payment. The value of the annuity option is calculated using December 31, 2022, ASC Topic No. 715, Compensation – Retirement Benefits, disclosure assumptions (5.11% interest rate, Pri-2012 White Collar Mortality Table generationally projected by Scale MP-2022). Lump sums are valued at age 65 using the IRS three-segment lump sum rates and are then discounted back from age 65 to December 31, 2022 at 5.15% and 5.11% for the Non-Contributory Pension Plan and Supplemental Pension Plan, respectively.

(2)	NEOs may also qualify for subsidized early retirement benefits as described in the narrative below.

GATX CORPORATION - 2023 Proxy Statement	61

EXECUTIVE COMPENSATION TABLES

Narrative Discussion Related to Pension Benefits Table

NEOs participate in our Non-Contributory Pension Plan for Salaried Employees (the “Qualified Plan”), which covers salaried employees of GATX and its domestic subsidiaries.

All NEOs have met the Qualified Plan’s vesting requirement. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which employment terminates or (ii) the 60 consecutive calendar months preceding retirement or the date on which employment terminates, whichever is greater. Benefits under the Qualified Plan are not subject to any deduction for Social Security or other offset amounts.

Key provisions of the Qualified Plan include the following:

•	Participation. Participation begins on January 1 or July 1 coincident with or next following completion of one year of service and attainment of age 21.

•

Normal Retirement Benefits. Normal retirement is at age 65 with five years of credited service. The basic formula is a base benefit equal to 1% of average monthly compensation multiplied by years of benefit service plus an excess benefit equal to 0.65% of average monthly compensation in excess of monthly Social Security Covered Compensation multiplied by years of benefit service (to a maximum of 35 years).

•

Early Retirement Benefits. Qualified benefits can commence at any age in the form of an annuity with the accrued benefit actuarially reduced for commencement before age 65, or as a single lump sum payment representing the actuarially equivalent present value of the age 65 benefit. Qualified benefits accrued prior to July 1, 2008 and payable in annuity form to employees who (a) are at least age 55 with 15 or more years of service or (b) have at least 30 years of service and whose age plus service total 90 or more, are subject to a partial rather than full actuarial reduction for early commencement.

“Compensation” is defined as regular earnings during the calendar year, including covered bonuses but excluding deferred and contingent compensation. For NEOs, compensation includes salary and annual incentive awards paid under the GATX Cash Incentive Compensation Plan. For the Final Average Pay Formula, “Social Security Covered Compensation” means the 35-year average of Social Security taxable wage bases in effect up to and including the year in which an individual attains Social Security Normal Retirement Age calculated in accordance with Revenue Ruling 89-70.

For unmarried participants, the normal form of payment is a life annuity. For married participants, the normal form of payment is a 50% joint-and-survivor annuity. Optional forms of payment include a single lump sum of the accrued pension’s actuarially equivalent present value or a joint and survivor co-pensioner annuity. All forms of payment have the same actuarially equivalent value as the life annuity.

Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code (the “Code”) on payments from the Qualified Plan will be paid by the Company under the GATX Supplemental Retirement Plan (the “Non-Qualified Plan”). The Non-Qualified Plan is designed to restore those benefits that would otherwise be limited by statutory regulations. Payments are made as a single lump sum amount representing the actuarially equivalent present value of the benefit payable at age 65. Payments made pursuant to the Non-Qualified Plan are funded from the general assets of the Company.

The present value of accumulated pension benefits for each NEO is shown in column (d) of the Pension Benefits Table.

62	GATX CORPORATION - 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Potential Payments upon Termination or Change in Control Table

The table below quantifies certain compensation and benefits that would have become payable to each of our NEOs if his or her employment had terminated on December 31, 2022, as a result of each of the termination scenarios described below, including in connection with a change of control of the Company (“COC”). The table below reflects certain assumptions made in accordance with SEC rules, namely that (a) the COC and/or termination of employment occurred on December 31, 2022, (b) the NEO’s age and years of service at the Company were as they actually were as of December 31, 2022 (for purposes of determining retirement eligibility), and (c) the value of a share of the Company’s common stock on December 30, 2022, the last trading day of the year, was $106.34. The table excludes the following payments and benefits that are not enhanced by the termination of employment or a COC:

•	accrued vacation pay, health plan continuation, and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

•	stock options that have vested and are exercisable as shown in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table;

•	performance shares, RSUs and restricted stock that have vested as shown in Column (e) of the Option Exercises and Stock Vested Table; and

•

the present value of pension benefits calculated in accordance with the assumptions applicable to all participants in the GATX Non-Contributory Pension Plan for Salaried Employees as reflected in the Pension Benefits Table.

With respect to Mr. Kenney, Ms. Golden and Mr. Tezel, each of whom departed the Company prior to December 31, 2022, as described above, the amounts in the table below reflect the benefits actually received by each of them in connection with their termination of employment.

As described earlier, Mr. Tezel left his position as Executive Vice President and President, Rail International and became a Strategic Advisor, effective October 1, 2022. In connection with this anticipated transition, in August 2022, the Company entered into an agreement with Mr. Tezel providing for his employment as Strategic Advisor, which ended November 30, 2022. Under this agreement, and in exchange for certain waivers, releases and non-competition, non-solicitation and confidentiality covenants for the Company’s benefit, Mr. Tezel has and is continuing to receive post-employment separation payments and benefits in the aggregate amount of $1,345,529.

Named Executive Officer	Voluntary Resignation (without Good Reason) or Retirement ($)	Termination without Cause or Resignation for Good Reason Apart from a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)	Death or Disability ($)

Robert C. Lyons
Cash Severance(1)	—	800,000	4,800,000	—
Bonus (Accrued Obligations)(2)	800,000	800,000	800,000	800,000
SRP Payment(3)	—	—	2,553,782	—
Gross-up Payment(4)	—	—	—	—
Accelerated Vesting of Equity Awards(5)
Stock Options	43,863	—	491,779	491,903
RSUs	—	—	—	—
Performance Shares	913,461	387,078	2,159,765	913,461
Continued Benefits Coverage(6)	—	48,419	96,838	—
Outplacement(7)	—	—	80,000	—
Total	1,757,324	2,035,497	10,982,164	2,205,364

Brian A. Kenney
Cash Severance(1)	—
Bonus (Accrued Obligations)(2)	343,036
SRP Payment(3)	—
Gross-up Payment(4)	—
Accelerated Vesting of Equity Awards(5)
Stock Options	682,021
RSUs	—
Performance Shares	2,385,135
Continued Benefits Coverage(6)	—
Outplacement(7)	—
Total	3,410,192

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EXECUTIVE COMPENSATION TABLES

Named Executive Officer	Voluntary Resignation (without Good Reason) or Retirement ($)	Termination without Cause or Resignation for Good Reason Apart from a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)	Death or Disability ($)

Thomas A. Ellman
Cash Severance(1)	—	575,000	2,932,500	—
Bonus (Accrued Obligations)(2)	402,500	402,500	402,500	402,500
SRP Payment(3)	—	—	953,934	—
Gross-up Payment(4)	N/A	N/A	N/A	N/A
Accelerated Vesting of Equity Awards(5)
Stock Options	16,767	0	403,168	403,221
RSUs	198,856	0	421,107	198,856
Performance Shares	588,805	387,078	1,185,691	588,805
Continued Benefits Coverage(6)	—	48,419	96,838	—
Outplacement(7)	—	—	57,500	—
Total	1,206,928	1,412,997	6,453,238	1,593,382

Paul F. Titterton
Cash Severance(1)	—	525,000	2,677,500	—
Bonus (Accrued Obligations)(2)	—	367,500	367,500	367,500
SRP Payment(3)			733,870
Gross-up Payment(4)	N/A	N/A	N/A	N/A
Accelerated Vesting of Equity Awards(5)
Stock Options	—	—	216,920	216,965
RSUs	—	—	421,107	198,856
Performance Shares	—	224,058	691,210	342,414
Continued Benefits Coverage(6)	—	48,419	96,838	—
Outplacement(7)	—	—	52,500	—
Total	—	1,164,977	5,257,445	1,125,735

Kim Nero
Cash Severance(1)	—	338,462	1,860,000	—
Bonus (Accrued Obligations)(2)	—	220,000	220,000	220,000
SRP Payment(3)			86,302
Gross-up Payment(4)	N/A	N/A	N/A	N/A
Accelerated Vesting of Equity Awards(5)
Stock Options	—	—	50,755	50,795
RSUs	—	—	—	—
Performance Shares	—	111,444	413,663	184,606
Continued Benefits Coverage(6)	—	48,419	96,838	—
Outplacement(7)	—	—	40,000	—
Total	—	718,325	2,767,558	455,401

Robert A. Zmudka
Cash Severance(1)	—	384,000	1,190,400	—
Bonus (Accrued Obligations)(2)	211,200	211,200	211,200	211,200
SRP Payment(3)			448,554
Gross-up Payment(4)	N/A	N/A	N/A	N/A
Accelerated Vesting of Equity Awards(5)
Stock Options	5,069	—	89,743	111,356
RSUs	—	—	—	—
Performance Shares	159,510	103,256	345,605	159,510
Continued Benefits Coverage(6)	—	48,419	64,559	—
Outplacement(7)	—	—	38,400	—
Total	375,779	746,875	2,388,461	482,066

64	GATX CORPORATION - 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Named Executive Officer	Voluntary Resignation (without Good Reason) or Retirement ($)	Termination without Cause or Resignation for Good Reason Apart from a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)	Death or Disability ($)

Deborah A. Golden
Cash Severance(1)	—
Bonus (Accrued Obligations)(2)	296,018
SRP Payment(3)	—
Gross-up Payment(4)	—
Accelerated Vesting of Equity Awards(5)
Stock Options	520,865
RSUs	—
Performance Shares	388,150
Continued Benefits Coverage(6)	—
Outplacement(7)	—
Total	1,205,034

N. Gokce Tezel
Cash Severance(1)		942,080
Bonus (Accrued Obligations)(2)		223,979
SRP Payment(3)		—
Gross-up Payment(4)		—
Accelerated Vesting of Equity Awards(5)
Stock Options		—
RSUs		—
Performance Shares		530,856
Continued Benefits Coverage(6)		378,449
Outplacement(7)		25,000
Total		2,100,364

(1)

Represents the cash severance payable to the executive under the termination scenarios identified above under our Employee Severance Plan in which our executives participated during 2022 and the COC Agreements described below.

(2)

Our executives are eligible to receive an annual bonus payout subject to their continued employment through the end of the applicable year. In addition, each executive may receive a prorated annual bonus based on actual performance in the event of an involuntary termination without cause during the final six months of the year, upon an involuntary termination under the COC Agreements, upon death or disability, or upon retirement. For purposes of the table above, given that the termination in each of the scenarios identified is assumed to have occurred on December 31, 2022, we have included the executive’s 2022 target bonus amount, which amount would be payable to the executive in the termination scenarios identified in the table.

(3)

Represents the present value of the incremental portion of non-qualified pension benefits calculated using the discount rate specified in the COC Agreements instead of the GATX Non-Contributory Pension Plan for Salaried Employees, attributable to three additional years of age and service credit, except for Mr. Zmudka whose calculation is attributable to two additional years of age and service credit.

(4)

Upon a COC, certain payments made to Mr. Lyons could be subject to the excise tax imposed on “excess parachute payments” by the Code. Pursuant to his existing employment agreement in effect since 2009, Mr. Lyons is eligible for reimbursement for a gross-up payment for any excise taxes payable pursuant to Sections 280G and 4999 of the Code arising as a result of the receipt of any such payments. The value of COC payments to Mr. Lyons as of December 31, 2022 fell below the level that would trigger an excise tax; therefore, he would not receive a gross-up payment.

(5)

Represents the aggregate value of the accelerated vesting of the equity awards held by the executive in the termination scenarios identified above. With respect to RSUs and performance shares, the value is calculated by multiplying the closing price per share of our common stock on December 31, 2022 by the number of RSUs or performance shares the vesting of which accelerates in connection with the applicable triggering event. For purposes of the table, performance against goals is assumed to be at target with respect to performance shares. The value attributable to the accelerated options, the vesting of which accelerates in connection with the applicable triggering event, represents the excess of the closing price per share of our common stock on December 31, 2022 over the exercise price of the unvested options. The values reflected in the table also include accrued dividends on such unvested awards that would be paid upon vesting.

(6)

Represents the estimated value of continued benefits to be provided to the executive under the termination scenarios identified under our severance policy in place during 2022 and the COC Agreements described below. The foregoing estimates are based on the premiums in effect on December 31, 2022.

(7)

Represents the value of outplacement benefits to which the executive would be entitled under the termination scenarios identified above under our severance policy in place during 2022 and the COC Agreements described below.

GATX CORPORATION - 2023 Proxy Statement	65

EXECUTIVE COMPENSATION TABLES

Key Provisions of the COC Agreements

The key provisions of the COC agreements are described below. Each NEO has entered into a COC agreement that provides certain benefits should employment be terminated or constructively terminated following a change of control. Key terms under the agreements include the following:

Executive Benefit	Description

Term	• Agreement effective for two-year rolling term and renews automatically each year unless GATX gives 60-days’ advance notice of non-renewal
• Employment period is two years
• Unless a COC occurs, employment is at will

Payment Triggers	• Involuntary termination without “cause” or voluntary termination for “good reason” within two years following a COC
• Failure of a successor to assume the Agreement
• Termination prior to, but in contemplation of, a COC
• Payments are not triggered in the event of death, disability, “cause,” or voluntary termination for other than “good reason”

Severance Benefits	• Three times (two times for Mr. Zmudka) the sum of base salary and target annual bonus (paid in lump sum)
• Three years (two years for Mr. Zmudka) of additional age and service credit for retirement purposes

• Three years (two years for Mr. Zmudka) of additional coverage in health and welfare plans (such coverage becomes secondary if re-employed); thereafter, coverage continues at executive’s cost until eligible for Medicare

• Outplacement services at a maximum cost of 10% of salary

• Pro rata portion of target bonus for the year in which the COC occurs for the actual period served during the year of the COC prior to termination and payment of previously deferred compensation plus interest

Excise Tax Gross Up	• Tax gross up not included in COC agreements entered into after 2009

• Provided pursuant to one pre-2009 agreement unless value of severance benefits is within 110% of the level that would not trigger excise taxes; if so, the amount of severance benefits otherwise payable is reduced so that excise taxes are not imposed

Enforcement and Legal Fees	• Payable by Company unless a court determines that such payment was unjust

Definition of Key Terms	• COC means any of the following:
— the acquisition of 20% or more of the Company’s outstanding shares or voting securities
— a turnover in a majority of the Company’s board members

— consummation of a reorganization, merger, consolidation, sale, or disposition of substantially all assets unless shareholders immediately prior to the merger beneficially own more than 65% of outstanding shares or voting power of the resulting entity

— consummation of a reorganization, merger, consolidation, sale, or disposition of substantially all assets of any subsidiary or 10-K business segment that is the primary employer of the executive
— shareholder approval of liquidation or dissolution of the Company

• “Cause” means the willful illegal conduct, gross misconduct, or continued failure of the executive to perform his or her duties after receipt of written notice and explanation of performance shortfalls

• “Good Reason” means any of the following:
— a material diminution of the executive’s authority or duties
— a material diminution in base compensation
— a material diminution in the budget over which authority is retained
— a material change in geographic location at which services must be performed

66	GATX CORPORATION - 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Executive Severance Plan

In February 2023, following a market review and consultation with Pay Governance, our Compensation Committee adopted an Executive Severance Plan for our eligible executives located in the United States, including our currently serving NEOs. Pursuant to the Executive Severance Plan, participants will be eligible to receive severance benefits upon a qualifying termination, including in connection with a COC, as described further above in the Compensation Discussion and Analysis under Employee Benefits – Severance – Double Trigger Vesting – Executive Severance Plan. Pursuant to the terms of the Executive Severance Plan, our NEOs will not be eligible for benefits under the plan to the extent they are a party to an existing COC agreement and would receive benefits under such agreement as a result of any termination. Additionally, for the avoidance of doubt, if an executive’s COC agreement provides for more favorable benefits in the event an excise tax is imposed on “excess parachute payments” by the Code than the benefits provided in the Executive Severance Plan, the more favorable provision contained in the COC agreement shall apply to such executive.

Discretionary Severance Benefit Plan

Prior to the adoption of our Executive Severance Plan, our NEOs participated in our Employee Severance Plan. Under the Employee Severance Plan, employees are eligible to receive severance benefits upon a qualifying termination of employment, as described further above in the Compensation Discussion and Analysis under Employee Benefits – Severance – Double Trigger Vesting – Discretionary Severance Benefit Plan. Following the effectiveness of our Executive Severance Plan, the executives eligible for benefits under that plan are no longer eligible to receive benefits under the Employee Severance Plan.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the total annual compensation of Robert C. Lyons, our CEO, to the total annual compensation of our median employee for our last completed fiscal year.

In 2022, our last completed fiscal year, the annual total compensation of our CEO was $4,752,458, and the annual total compensation of our median employee was $62,766. As a result, for 2022, the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was approximately 76 to 1.

Because Mr. Lyons did not serve as our CEO for the entire year, his annual total compensation for this purpose equals the amount reported in the “Total” column of the Summary Compensation Table plus an additional amount that reflects the annualizing of his base salary and non-equity incentive plan compensation as CEO consistent with the applicable SEC guidance. We then calculated our median employee’s annual total compensation using the Summary Compensation Table methodology, as detailed in Item 402(c)(2)(x) of Regulation S-K, and used that number to calculate the ratio of our CEO’s pay to that of our median employee.

We identified the median employee by examining compensation information derived from payroll records for all employees, excluding the CEO, who were employed by us on October 1, 2020. In identifying our median employee, we selected actual base salary (for salaried employees) and wages (for hourly employees) as the most appropriate measure of compensation and consistently applied that measure to all employees included in the calculation. We are permitted to identify our median employee once every three years unless there has been a change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Also, within those three years, if the median employee’s compensation changes, the company may use another employee with substantially similar compensation as its median employee. For 2022, as with 2021, we continue to use the same median employee from 2020.

As of October 1, 2020, we employed approximately 1,854 people, with 1,047 located in the United States and 807 located outside the United States. We continue to exclude employees as of that date in India (21), Mexico (10), France (7), Russia (5), and China (5) given the small number of employees located in those jurisdictions. There have been no changes in employee compensation arrangements that could significantly impact our pay ratio.

GATX CORPORATION - 2023 Proxy Statement	67

EXECUTIVE COMPENSATION TABLES

Pay Versus Performance Disclosure

As required by Section 953(a) of
th
e Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information regarding the relatio
n
ship between executive compensation actually paid and the Company’s financial and stock price performance.
Pay Versus Performance Table
The following table sets forth information concerning the compensation of our Principal Executive Officers (“PEOs”) and non-PEO NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year:

	Summary Compensation Table Total for PEO (Kenney) ($) (1)	Summary Compensation Table Total for PEO (Lyons) ($) (1)	Compensation Actually Paid to PEO (Kenney) ($) (1)	Compensation Actually Paid to PEO (Lyons) ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($) (1)	Value of Initial Fixed $100 Investment Based on:		Net Income ($, in millions)	Net Income, excluding tax adjustments and other items (non-GAAP) ($, in millions)
Year							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($) (2)

2022	6,120,956	4,559,380	(2,085,538)	4,463,028	1,909,348	1,434,592	137.55	123.10	155.923	217.694

2021	7,464,484	–	8,822,603	–	2,150,242	2,418,007	132.04	141.70	143.093	182.186

2020	7,286,765	–	6,085,390	–	2,230,205	1,665,757	103.21	113.61	151.306	162.515

(1)
Amounts represent compensation actually paid to our PEOs and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO(s)	Non-PEO NEOs

2022	Robert C. Lyons; Brian A. Kenney (a)	Thomas A. Ellman, Deborah A. Golden, Kim Nero, N. Gokce Tezel, Paul F. Titterton and Robert A. Zmudka

2021	Brian A. Kenney	Thomas A. Ellman, Robert C. Lyons, Deborah A. Golden and N. Gokce Tezel

2020	Brian A. Kenney	Thomas A. Ellman, Robert C. Lyons, Deborah A. Golden and N. Gokce Tezel

(a)	Effective April 22, 2022, Mr. Lyons was appointed as our President and Chief Executive Officer upon the retirement of Mr. Kenney.

68	GATX CORPORATION - 2023 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year (“FY”), as adjusted as follows:

	2020		2021		2022

Adjustments (a)	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO (Kenney)	PEO (Lyons)	Average Non-PEO NEOs

Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	($3,711,680)	($672,742)	($4,732,100)	($819,143)	($5,119,282)	($3,096,428)	($802,187)

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$4,033,698	$731,108	$5,215,423	$902,825	$724,813	$3,188,799	$623,923

Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	N/A	N/A	N/A	N/A	$682,021	N/A	$18,517

Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	($751,099)	($134,477)	($250,914)	($47,142)	($1,099,553)	($451,230)	($395,281)

Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$558,613	$98,045	$1,142,195	$230,193	$319,898	$77,046	$139,484

Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	N/A	N/A	N/A	N/A	($3,603,913)	N/A	($97,972)

Increase based on Incremental Fair Value of Options Modified during Applicable FY	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY	($1,716,441)	($711,706)	($467,804)	($157,910)	($250,696)	N/A	($63,023)

Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	$385,534	$128,325	$451,318	$158,942	$140,217	$185,460	$101,783

TOTAL ADJUSTMENTS	($1,201,375)	($564,448)	$1,358,118	$267,766	($8,206,494)	($96,353)	($474,756)

(a)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (1) for performance stock units (and RSUs, if any), the average of the high and low values of our common stock on applicable year-end
date(s) or, in the case of vesting dates, the closing price on the applicable vesting date(s) multiplied by the probability of achievement as of the applicable date, and (2) for stock options, a value derived using the Black-Scholes option pricing model and the present value of dividends we expect to pay over the expected term of the award as of the applicable year-end
or vesting date(s), determined based on the same methodology as used to determine grant date fair value of such stock options for financial statement purposes modified to obtain the values as of the relevant valuation dates. The Black-Scholes option pricing model assumptions were determined as follows: a) the average of the high and low values of our common stock on the applicable valuation date as of the current market price, b) in the case of in the money options, an expected term equal to the original ratio of expected term relative to the seven-year contractual term multiplied times the remaining term as of the applicable valuation date, and in the case of underwater stock options, an expected term set equal to the remaining term of the award, c) volatility based on the historical volatility of our stock price over a period equal to the expected term, and d) risk-free interest rates based on the implied yield on recently-issued U.S. Treasury zero-coupon
bonds with a term comparable to the expected term. In all cases, these amounts were calculated in

GATX CORPORATION - 2023 Proxy Statement	69

EXECUTIVE COMPENSATION TABLES

accordance with Accounting Standards Codification Topic No. 718, Compensation – Stock Compensation. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to the Company’s audited financial statements contained in the Company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2022 and prior fiscal years.

(2)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the S&P MidCap 400 Index (the “Peer Group”).
Narrative Disclosure to Pay Versus Performance Table
Relationship Between Performance Measures and Compensation Actually Paid
The graphs below compare the compensation actually paid to our PEO(s) and the average of the compensation actually paid to our remaining NEOs with our (i) cumulative TSR, (ii) Peer Group TSR, (iii) net income, (iv) net income, excluding tax adjustments and other items (non-GAAP), (v) three-year cumulative investment volume, and (vi) three-year average LTI-adjusted return on equity (non-GAAP), in each case, for the fiscal years ended December 31, 2020, 2021 and 2022. We consider those last three performance measures to be equally important in linking compensation actually paid to our NEOs to company performance. SEC rules do not permit the last two measures to be in the table above, however, because they are measured over a multi-year per io
d.
Net income, excluding tax adjustments and other items (non-GAAP), and three-year average LTI-adjusted return on equity are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see
Exhibit B
to this Proxy Statement. Investment volume is a GAAP measure.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

70	GATX CORPORATION - 2023 Proxy Statement

EXECUTIV
E
COMPENSATION TABLES

GATX CORPORATION - 2023 Proxy Statement	71

EXECUTIVE COMPENSATION TABLES

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

•	Net income, excluding tax adjustments and other items (non-GAAP)

•	Three-year cumulative investment volume

•	Three-year average LTI-adjusted return on equity (non-GAAP)
For additional details regarding our most important financial performance measures, please see the sections titled
Performance Measures, Goal Setting, and
Pay-for-Performance
Alignment
,
Annual Incentive Awards
and
Long-Term Equity Based Incentive Awards
in the
Compensation Discussion and Analysis
elsewhere in this Proxy Statement.

72	GATX CORPORATION - 2023 Proxy Statement

PROPOSAL 4:	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for fiscal year 2023, and our Board is seeking shareholder ratification of the appointment. EY and its predecessor firms have served as our independent registered public accounting firm since 1916.

Shareholder ratification of this appointment is not required by our By-Laws or applicable laws and regulations. However, our Board annually submits this appointment for shareholder ratification as an element of our strong governance program. While this vote cannot be binding, if shareholders do not ratify the appointment of EY, the Audit Committee will take the vote into account in making future appointments.

Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions by shareholders.

Audit Committee Evaluation

In determining whether to reappoint EY, the Audit Committee considered the qualifications, performance, and independence of the firm and the audit engagement team, the quality of its discussions with EY, and the fees charged by EY for the breadth of services provided. In connection with the 2023 appointment, the Audit Committee considered, among other things, the following:

•

Audit Quality — The quality of EY’s audit and non-audit work, based on its oversight of the firm’s work product, as well as its discussions with management in executive session without EY present and its discussions with EY in executive session without management present

•	Performance — EY’s reports on its quality controls and its performance during our 2022 and prior-year audits

•	Qualitative Review — EY’s (i) expertise and resources, (ii) audit planning, (iii) communication and interaction, (iv) independence, objectivity, and professional skepticism and (v) value for fees

•

Self-Assessment — EY’s annual self-assessment of its accomplishments in connection with its audit, its satisfaction of the service needs and expectations of the Audit Committee and management, and areas of continued focus and improvement opportunities

•	Regulatory Reviews — External data on the firm’s audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on EY and its peer firms

•	Reasonableness of Fees — The appropriateness of EY’s fees for audit and non-audit services, both on an absolute basis and relative to comparable firms

•	Independence — Written disclosures from the firm and the independence letter required by the PCAOB

•	Tenure — EY’s tenure as our independent auditor, including the benefits of having a long-tenured auditor and the institutional knowledge gained from prior years of engagement

The Audit Committee determined that the appointment of EY is in the best interest of GATX and our shareholders. The Audit Committee has appointed, subject to shareholder ratification, EY as our independent registered public accounting firm for fiscal year 2023 and recommends that shareholders ratify the appointment at the Annual Meeting.

The Board of Directors recommends that you vote FOR the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm for 2023.

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PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee’s responsibilities, as set forth in its charter, include providing oversight of our financial accounting and reporting process through periodic meetings with our management, independent registered public accounting firm, and internal auditors to review accounting, auditing, internal controls, and financial reporting matters. The Audit Committee Charter is available on our website (www.gatx.com) in the Investor Relations section under “Governance.”

The Audit Committee has the ultimate authority to select and engage our independent registered public accounting firm, evaluate its performance, evaluate the performance of the lead audit partner, oversee the required rotation of the lead audit partner every five years, review and consider the selection of the lead audit partner, approve all audit and non-audit work, and approve all associated fees. The Audit Committee’s oversight includes regular private sessions with the independent registered public accounting firm and discussions with the firm regarding the scope of its audit.

GATX management is responsible for the preparation and integrity of our financial reporting information and related systems of internal control. In the discharge of its functions, the Audit Committee relies on our management (including senior financial management), internal audit staff, and independent registered public accounting firm.

It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that our financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. That work is the responsibility of GATX management and our independent registered public accounting firm. In making its recommendation to the Board noted below, the Audit Committee has relied on management to prepare the financial statements with integrity and objectivity and in conformance with generally accepted accounting principles and the report of our independent registered public accounting firm with respect to the financial statements.

The Audit Committee currently consists of four directors: Anne L. Arvia (Chair), Diane M. Aigotti, Adam L. Stanley, and Stephen R. Wilson, each of whom is an “independent director” under the NYSE listing standards applicable to Audit Committee members. The Board has determined that each member of the Audit Committee is financially literate and has accounting and related financial management expertise, and that each of Diane M. Aigotti, Anne L. Arvia, and Stephen R. Wilson is an “audit committee financial expert” (as such term is defined by the SEC).

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The Audit Committee has discussed with EY, our independent registered public accounting firm, the matters required to be discussed under the applicable requirements of the PCAOB and the SEC, including the quality of our accounting policies, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also has received from EY the written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3256, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed with EY its independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Anne L. Arvia (Chair)

Diane M. Aigotti

Adam L. Stanley

Stephen R. Wilson

74	GATX CORPORATION - 2023 Proxy Statement

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policy

Pursuant to our pre-approval policy, the Audit Committee must pre-approve all audit and non-audit services provided to GATX by our independent registered public accounting firm before the firm is engaged to perform the services. Each year, the Audit Committee reviews the annual audit plan submitted by the independent registered public accounting firm and pre-approves all necessary and appropriate audit services for the year.

Each quarter, the Company and the independent registered public accounting firm jointly provide the Audit Committee a report of all the audit-related, tax, and other non-audit services that were performed by the independent registered public accounting firm during the current fiscal quarter pursuant to the authority previously approved by the Committee. In addition, the Company and the independent registered public accounting firm provide the Audit Committee with an estimate of the nature and amount of the services expected to be needed in the next fiscal quarter, together with a joint statement confirming that the services are consistent with the SEC’s rules on auditor independence. The Audit Committee then pre-approves those services, as appropriate. Any proposed changes to the estimate of services reviewed as part of the annual audit plan also are discussed with the Audit Committee at that time. The Audit Committee may delegate pre-approval authority to one or more of its members. Any member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Other Related Fees

Audit Fees

The aggregate fees for professional services rendered by EY in connection with (i) the audit of the annual financial statements set forth in our Annual Report on Form 10-K, (ii) the review of the interim financial statements in our Quarterly Reports on Form 10-Q, (iii) comfort letters, consents, and other services related to SEC filings, and (iv) related audit services provided to other subsidiaries of GATX were approximately $2,920,000 for 2022 and $2,799,000 for 2021. Audit fees also include the audit of the effectiveness of our internal control over financial reporting as required by SEC rules adopted under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The aggregate fees for assurance and related services that were related to the performance of the audit or review of our financial statements were approximately $147,000 for 2022 and $140,000 for 2021. In both years, the services performed included employee benefit plan audits.

Tax Fees

The aggregate fees for professional services rendered for federal and international tax compliance, advice, and planning were approximately $43,000 for 2022 and $67,000 for 2021.

All Other Fees

Fees for other professional services rendered by EY were approximately $5,200 for 2022 and $3,000 for 2021, primarily related to access and use of EY’s online accounting research tool.

GATX CORPORATION - 2023 Proxy Statement	75

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Each director, each NEO named in the Summary Compensation Table, and all directors and current executive officers as a group, owned the number of shares of GATX common stock set forth in the following table:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned as of March 3, 2023(1)(2)
Diane M. Aigotti	14,350
Anne L. Arvia	30,694
Thomas A. Ellman	117,114
Deborah A. Golden	28,279
Brian A. Kenney	268,541
Robert C. Lyons	151,076
Kim Nero	4,032
James B. Ream	42,831
Adam L. Stanley	5,274
David S. Sutherland	80,469
N. Gokce Tezel	15,107
Paul F. Titterton	47,239
Stephen R. Wilson	18,606
Paul G. Yovovich	36,676
Robert A. Zmudka	16,767
All directors and current executive officers as a group (17 persons)	621,223

(1)

Includes (i) units of phantom stock credited to the accounts of individuals and payable in shares of common stock following retirement from the Board and RSUs that will vest in full on April 28, 2023, and be payable in shares of common stock on such date or, if deferred per a deferral election, following retirement from the Board as follows (in the aggregate): Ms. Aigotti (14,350); Ms. Arvia (30,379); Mr. Ream (37,831); Mr. Stanley (5,274); Mr. Sutherland (70,469); Mr. Wilson (14,606); Mr. Yovovich (34,545); and directors as a group (207,454); and (ii) shares which may be obtained by exercise of previously granted options within 60 days of March 3, 2023, by Mr. Ellman (71,833); Ms. Golden (18,876); Mr. Kenney (257,770); Mr. Lyons (103,400); Ms. Nero (4,032); Mr. Tezel (0); Mr. Titterton (35,866); Mr. Zmudka (9,733); and current executive officers as a group (255,195).

(2)

Each person has sole investment and voting power (or shares such powers with his or her spouse), except with respect to units of phantom common stock, RSUs, and option grants. None of the directors or NEOs owned 1% or more of the Company’s outstanding shares of common stock. Directors and current executive officers as a group beneficially owned approximately 1.8% of the Company’s outstanding shares of common stock.

76	GATX CORPORATION - 2023 Proxy Statement

PRINCIPAL SHAREHOLDERS

The entities listed below are the only persons known to us to beneficially own more than 5% of our common stock. To our knowledge, except as indicated in the footnotes to this table, the entities named below have sole voting and sole investment power with respect to all shares beneficially owned by them. Percentage of beneficial ownership is based on 35,331,110 shares outstanding as of March 3, 2023.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Common Stock

State Farm Mutual Automobile Insurance Company(1) One State Farm Plaza Bloomington, Illinois 61710	5,831,000	16.5

BlackRock, Inc.(2) 55 East 52nd Street New York, New York 10055	4,361,516	12.3

The Vanguard Group, Inc.(3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,858,123	10.9

GAMCO Investors, Inc.(4) One Corporate Center Rye, New York 10580	3,039,058	8.6

EARNEST Partners, LLC(5) 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	2,652,945	7.5

Dimensional Fund Advisors LP(6) Building One 6300 Bee Cave Road Austin, Texas 78746	2,453,371	6.9

(1)

Based on a Schedule 13G amendment filed with the SEC on January 31, 2023. Consists of (i) 3,336,000 shares held by State Farm Mutual Automobile Insurance Company, (ii) 882,800 shares held by State Farm Fire and Casualty Company, (iii) 4,200 shares held by State Farm Investment Management Corp., and (iv) 1,608,000 shares held by State Farm Insurance Companies Employee Retirement Trust. State Farm Investment Management Corp. has shared voting and shared investment power as to the shares owned by it. Each of the foregoing entities expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the security and disclaims that it is part of a “group” under the regulations of the SEC with regard to the beneficial ownership of these shares of common stock.

(2)

Based on a Schedule 13G amendment filed with the SEC on January 26, 2023. BlackRock, Inc. has sole voting power with respect to 4,254,221, and sole dispositive power with respect to all, of the reported shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. No one person’s interest in these shares is greater than 5% of the total number of outstanding shares of GATX stock.

(3)

Based on a Schedule 13G amendment filed with the SEC on February 9, 2023. The Vanguard Group, Inc. and certain of its affiliated entities (collectively, “Vanguard”) have sole voting power with respect to none of the reported shares and shared voting power with respect to 27,020 of the reported shares. Vanguard has sole dispositive power with respect to 3,796,304 of the reported shares and shared dispositive power with respect to 61,819 of the reported shares. No one affiliated entity owns 5% or greater of the total number of outstanding shares of GATX stock.

(4)

Based on a Schedule 13D amendment filed with the SEC on December 22, 2023. Consists of (i) 1,689,508 shares held by GAMCO Asset Management, Inc. (“GAMCO”), (ii) 1,343,750 shares held by Gabelli Funds, LLC, (iii) 4,200 shares held by MJG Associates, Inc., and (iv) 1,600 shares held by GGCP, Inc. Each of the persons filing the Schedule 13D has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the reported shares, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have the authority to vote 73,915 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in GATX and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, Associated Capital Group, Inc., GAMCO Investors, Inc. and GGCP, Inc. is indirect with respect to shares beneficially owned directly by other reporting persons.

GATX CORPORATION - 2023 Proxy Statement	77

PRINCIPAL SHAREHOLDERS

(5)

Based on a Schedule 13G amendment filed with the SEC on February 14, 2023. EARNEST Partners, LLC is an investment adviser to its clients. No single client interest in these shares is greater than 5% of the total number of outstanding shares of GATX stock. EARNEST Partners, LLC has sole voting power with respect to 1,939,747 shares and shared voting power with respect to 3,754 of the reported shares.

(6)

Based on a Schedule 13G amendment filed with the SEC on February 10, 2023. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all of the reported shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the outstanding shares of GATX. Dimensional has sole voting power with respect to 2,421,938 of the reported shares.

78	GATX CORPORATION - 2023 Proxy Statement

FORWARD-LOOKING STATEMENTS

Statements in this proxy statement not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. Forward-looking statements include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

The following factors, in addition to those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and elsewhere in this report and in our other filings with the SEC, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•

the impact of the ongoing military action between Russia and Ukraine, including sanctions and countermeasures, on domestic and global economic and geopolitical conditions in general, including supply chain challenges and disruptions

•

the duration and effects of the global COVID-19 pandemic and measures taken in response, including adverse impacts on our operations, commercial activity, supply chain, the demand for our transportation assets, the value of our assets, our liquidity, and macroeconomic conditions

•	exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving transportation assets

•	inability to maintain our transportation assets on lease at satisfactory rates due to oversupply of assets in the market or other changes in supply and demand

•	a significant decline in customer demand for our transportation assets or services, including as a result of:

—	weak macroeconomic conditions or increased interest rates

—	weak market conditions in our customers’ businesses

—	adverse changes in the price of, or demand for, commodities

—	changes in railroad operations, efficiency, pricing and service offerings, including those related to “precision scheduled railroading” or labor strikes or shortages

—	changes in, or disruptions to, supply chains

—	availability of pipelines, trucks, and other alternative modes of transportation

—	changes in conditions affecting the aviation industry, including reduced demand for air travel, geographic exposure and customer concentrations

—	other operational or commercial needs or decisions of our customers

—	customers’ desire to buy, rather than lease, our transportation assets

•	higher costs associated with increased assignments of our transportation assets following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives

•	events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure

•	financial and operational risks associated with long-term purchase commitments for transportation assets

•	reduced opportunities to generate asset remarketing income

GATX CORPORATION - 2023 Proxy Statement	79

FORWARD-LOOKING STATEMENTS

•	inability to successfully consummate and manage ongoing acquisition and divestiture activities

•

reliance on Rolls-Royce in connection with our aircraft spare engine leasing businesses, and the risks that certain factors that adversely affect Rolls-Royce could have an adverse effect on our businesses

•	fluctuations in foreign exchange rates

•	prolonged inflation or deflation

•	inability to attract, retain and motivate qualified personnel, including key management personnel

•	failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees

•	asset impairment charges we may be required to recognize

•	deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs

•	competitive factors in our primary markets, including competitors with significantly lower costs of capital

•

risks related to our international operations and expansion into new geographic markets, including laws, regulations, tariffs, taxes, treaties, sanctions or trade barriers affecting our activities in the countries where we do business

•	changes in, or failure to comply with, laws, rules, and regulations

•	U.S. and global political conditions

•	inability to obtain cost-effective insurance

•	environmental liabilities and remediation costs

•	potential obsolescence of our assets

•	inadequate allowances to cover credit losses in our portfolio

•	operational, functional and regulatory risks associated with climate change, severe weather events and natural disasters, and other environmental, social and governance matters

•	inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business

•	changes in assumptions, increases in funding requirements or investment losses in our pension and post-retirement plans

•	inability to maintain effective internal control over financial reporting and disclosure controls and procedures

80	GATX CORPORATION - 2023 Proxy Statement

OTHER INFORMATION

Shareholder Proposals

2023 Annual Meeting Proposals

The Board does not know of any matters to be presented at the meeting other than those described in this Proxy Statement, and we have not received notice of any shareholder proposals for the upcoming Annual Meeting. In the event that a shareholder proposal is made at the Annual Meeting, the Proxyholders (as defined on page 83) may exercise their discretionary voting authority under the proxies they hold to vote in accordance with their best judgment on any such proposal.

2024 Shareholder Proposals

Proposals Under SEC Rule 14a-8

In order for a shareholder proposal to be considered for inclusion in our proxy materials for the 2024 annual meeting of shareholders pursuant to SEC Rule 14a-8, the shareholder proposal must be received by the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147 no later than November 18, 2023. Any such proposal may be included in next year’s Proxy Statement only if it complies with our By-Laws and the rules and regulations promulgated by the SEC, including Rule 14a-8. Nothing in this section shall be deemed to require us to include, in our proxy materials relating to any annual meeting, a shareholder proposal that does not meet all of the requirements for inclusion established by the SEC.

Non-14a-8 Proposals

If a shareholder intends to present a proposal for consideration at the 2024 annual meeting of shareholders outside the processes of SEC Rule 14a-8, the proposal must be received by the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147 no earlier than December 30, 2023, and no later than January 29, 2024. The notice must contain, and be accompanied by, all of the information as specified in our By-Laws. We recommend that any shareholder wishing to bring any item before an annual meeting of shareholders review our By-Laws, which are available on our website (www.gatx.com) in the Investor Relations section under “Governance.”

2024 Director Nominations

Director nominations by shareholders for consideration at the 2024 annual meeting of shareholders must be received by the Governance Committee, c/o the Corporate Secretary, GATX Corporation, 233 South Wacker Drive, Chicago, Illinois 60606-7147 no earlier than December 30, 2023, and no later than January 29, 2024. The notice must contain, and be accompanied by all information required by our By-Laws, the proxy rules, and applicable law. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 28, 2024.

GATX CORPORATION - 2023 Proxy Statement	81

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who may vote at the Annual Meeting?

Only holders of shares of our common stock as of the close of business on March 3, 2023 (the “Record Date”) will be entitled to vote at the Annual Meeting. On that day, 35,331,110 shares of common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I attend the Virtual Annual Meeting?

Shareholder of Record. If your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the shareholder “of record” with respect to those shares. If you are a shareholder of record, you will need to visit https://meetnow.global/MMQAVCG and enter your 15-digit Control Number to attend the virtual Annual Meeting. Your Control Number was provided in the proxy card you received.

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a broker, bank or other nominee, you will need to register in advance to receive a Control Number and participate in the meeting. To register you must obtain a legal proxy, executed in your favor, from the broker, bank, or other nominee that holds your shares and submit proof of your legal proxy reflecting the number of shares of GATX stock you held as of the Record Date, along with your name and email address, to Computershare. Please forward the email from your record holder, or attach an image of your legal proxy to an email, to legalproxy@computershare.com. By mail: Computershare, GATX Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 24, 2023. You will receive a confirmation of your registration, with a Control Number, by email from Computershare. At the time of the meeting, go to https://meetnow.global/MMQAVCG and enter your Control Number to attend the virtual Annual Meeting.

Attending as a Guest. Those without a Control Number may attend as guests, but they will not have the option to vote their shares or participate during the virtual Annual Meeting.

Technical Assistance. The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it, you may call 888-724-2416.

How do I vote?

Shareholder of Record. If you are a shareholder of record, you can vote (1) by internet or telephone by following the instructions on the proxy card, (2) signing, dating, and returning the proxy card, or (3) attending the virtual Annual Meeting and voting online.

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a broker, bank, or other nominee, then the nominee holding your shares is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that nominee on how to vote the shares held in your account. Your nominee will provide you with instructions on how to vote your shares, including any available telephone or internet voting options. If you hold your shares through a broker, bank, or other nominee and would like to vote online at the Annual Meeting, you must first obtain a legal proxy issued in your name from the nominee that holds your shares and register to attend the Annual Meeting as described above under “How do I attend the Virtual Annual Meeting?” – Beneficial Owner of Shares Held in Street Name.

82	GATX CORPORATION - 2023 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to each of our Chief Executive Officer, Chief Financial Officer, and General Counsel (the “Proxyholders”). In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

What happens if I do not give specific voting instructions?

Shareholder of Record. If you are a shareholder of record and you indicate when voting by internet or telephone that you wish to vote as recommended by the Board, or you sign and return a proxy card without giving specific voting instructions, the Proxyholders will vote your shares (1) FOR the election of each of the Board’s nominees for director, (2) FOR the adoption of the shareholder advisory resolution to approve the Company’s executive compensation, (3) FOR a frequency of EVERY YEAR as the frequency for future executive compensation advisory votes, and (4) FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023.

Beneficial Owner of Shares Held in Street Name. If you hold your shares through a bank, broker, or other nominee and you do not provide that nominee with specific voting instructions, under the rules of various national and regional securities exchanges, the nominee that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If your nominee does not receive instructions from you on how to vote your shares on a non-routine matter at least 10 days before the Annual Meeting, your nominee will inform the inspector of election that it does not have the authority to vote your shares on that matter. This is generally referred to as a “broker non-vote.”

Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023 (Proposal No. 4) is considered a “routine” matter. A bank, broker, or other nominee may generally vote on routine matters, and therefore, no broker non-votes are expected to occur in connection with Proposal No. 4. The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 3) are considered “non-routine” matters. A bank, broker, or other nominee cannot vote on those matters without instructions from the beneficial owner of the shares, and therefore, broker non-votes may occur on Proposals 1, 2 and 3.

How are the votes counted?

Our transfer agent, Computershare Investor Services, will serve as tabulator and will count the votes. You may vote FOR, AGAINST, or ABSTAIN with respect to each director nominee and on Proposals 2 and 4. You may vote EVERY YEAR, EVERY 2 YEARS, EVERY 3 YEARS, or ABSTAIN on Proposal 3. If you abstain from voting on any director nominee or item, your abstention will not have an effect on the outcome of the vote. In tabulating the voting results, only FOR and AGAINST votes are counted except for Proposal 3 where only EVERY YEAR, EVERY 2 YEARS, and EVERY 3 YEARS votes are counted. Broker non-votes and abstentions are counted only for purposes of determining whether a quorum is present.

Can I change my mind after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. If you vote by internet or by telephone, only your latest internet or telephone proxy that is timely submitted prior to the meeting will be counted. If you vote by signing and returning a proxy card, you may change your vote by completing a new proxy card with a later date. You may also revoke your proxy and change your vote by virtually attending the meeting and voting online. However, your virtual attendance at the Virtual Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering written notice to the Company’s Corporate Secretary at 233 South Wacker Drive, Chicago, Illinois 60606-7147.

GATX CORPORATION - 2023 Proxy Statement	83

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What happens if other matters come up at the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the meeting, the Proxyholders will have the discretion to vote the proxies held by them in accordance with their best judgment. However, we have not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the 35,331,110 shares of our common stock issued and outstanding on the Record Date are represented, virtually, online or by proxy, at the Annual Meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

How is it determined whether a matter has been approved?

Assuming a quorum is present, each director nominee will be elected by a majority of votes cast with respect to his or her election. A majority of votes cast means that the number of votes cast FOR the election of a director nominee exceeds the number of votes cast AGAINST such director nominee’s election. Under the Board’s existing resignation policy, each director is expected to tender his or her resignation when nominated for election to the Board. The resignation will become effective only if the director receives more votes AGAINST his or her election than FOR votes and the Governance Committee, or other duly authorized committee of the Board, decides to accept the resignation. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the election of director nominees.

Approval of Proposals 2 and 4 requires the affirmative vote of a majority of the votes cast in favor of or against the proposal. For Proposal 3, the frequency receiving the greatest number of votes will be approved.

What shares are covered by the proxy card?

Shareholders Who Are Not Current or Former GATX Employees. If you are not a current or former employee of GATX, the standard proxy card covers all shares held by you of record.

Current or Former GATX Employees. If you are a current or former employee of GATX and you have shares in the GATX Stock Fund as a result of your participation in the GATX salaried or hourly 401(k) plans (collectively, the “401(k) Plans”), you will receive a separate proxy card for any shares you hold in those plans (your “Plan Shares”). This separate proxy card will cover all of your Plan Shares. Subject to applicable law, the trustee of the 401(k) Plans will vote your Plan Shares in accordance with the voting instructions you provide by completing and returning the proxy card for your Plan Shares or by voting your Plan Shares by internet or by telephone. If you do not instruct the trustee how to vote, the trustee will vote your Plan Shares in the same proportion as those Plan Shares for which the trustee receives timely voting instructions from other shareholder participants in the 401(k) Plans. To allow sufficient time for the trustee to vote your Plan Shares in accordance with your direction, your voting instructions must be received by the trustee no later than 8:00 a.m. Eastern Time on April 26, 2023. Please note that the proxy card covering your Plan Shares does not cover any other GATX shares held by you outside of the 401(k) Plans, and you will need to provide separate voting instructions for your non-Plan Shares as described above.

84	GATX CORPORATION - 2023 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who pays to prepare, mail, and solicit the proxies?

GATX pays all the costs of preparing, mailing, and soliciting proxies. We ask brokers, banks, voting trustees, and other nominees to forward proxy materials to the beneficial owners and to obtain authority to execute proxies, and we generally reimburse these brokers, banks, voting trustees, and other nominees for their expenses upon request.

We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail, and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $10,500 plus expenses. In addition, certain directors, officers, or employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, e-mail, or personal contact.

Where can I find the voting results of the Annual Meeting?

We will publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

By Order of the Board of Directors,

Executive Vice President, General Counsel and

Corporate Secretary

GATX CORPORATION - 2023 Proxy Statement	85

Exhibit A	GATX Corporation Director Independence Standard

A director of the Company will not be considered “independent” if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive of the Company.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service).

•

(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such firm; (C) the director has an immediate family member who is a current employee of such firm and who works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a partner of a firm providing tax, accounting, legal, or other consulting services to the Company which received payment from the Company for such services, in any of the last three fiscal years, in excess of $250,000.

•

The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year during the evaluation period, are more than the greater of 1% of the annual revenues of that company or $1 million.

•

The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than 1% of the other company’s total consolidated assets.

•

The director serves as an officer, director, or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization exceeded 1% of that organization’s total annual charitable receipts during its last completed fiscal year.

In addition, the Board will review all relevant facts and circumstances as to any other relationship which may exist between the Company and any director.

GATX CORPORATION - 2023 Proxy Statement	A-1

Exhibit B	Reconciliation of Non-GAAP Financial Measures

Non-GAAP Financial Measures

This Proxy Statement includes certain financial measures computed using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, U.S. generally accepted accounting principles (“GAAP”), and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components.

We exclude the effects of certain tax adjustments and other items for purposes of presenting net income, diluted earnings per share, and return on equity because we believe these items are not attributable to our business operations. Management utilizes this information when analyzing financial performance because such amounts reflect the underlying operating results that are within management’s ability to influence. Accordingly, we believe presenting this information provides investors and other users of our financial statements with meaningful supplemental information for purposes of analyzing year-to-year financial performance on a comparable basis and assessing trends.

GATX CORPORATION - 2023 Proxy Statement	B-1

EXHIBIT B RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation

The following table shows our shareholders’ equity, excluding accumulated other comprehensive loss, as of December 31 (in millions):

	2022	2021	2020	2019
Shareholders’ Equity (GAAP)	$2,029.6	$2,019.2	$1,957.4	$1,835.1
Add: accumulated other comprehensive loss	211.6	160.6	137.5	163.6

Shareholders’ Equity, as adjusted (non-GAAP) (1)	$2,241.2	$2,179.8	$2,094.9	$1,998.7

The following tables show our net income, diluted earnings per share, and return on equity, excluding tax adjustments and other items (non-GAAP), for the years ended December 31 (in millions, except per share data):

Impact of Tax Adjustments and Other Items on Net Income:	2022	2021	2020

Net income (GAAP)	$155.9	$143.1	$151.3

Less: Net income from discontinued operations (GAAP)	—	—	1.1

Net income from continuing operations (GAAP)	$155.9	$143.1	$150.2

Adjustments attributable to pre-tax income from continuing operations:

Rail Russia impairment at Rail International (2)	$14.6	$—	$—

Specialized Gas Vessels impairment at Portfolio Management (3)	34.3	—	—

Environmental remediation costs (4)	5.9	—	—

Net insurance proceeds (5)	—	(5.3)	—

Debt extinguishment costs (6)	—	4.5	—

Total adjustments attributable to pre-tax income from continuing operations	$54.8	$(0.8)	$—

Income taxes thereon, based on applicable effective tax rate	$(1.5)	$0.2	$—

Other income tax adjustments attributable to income from continuing operations:

Income tax rate change (7)	(3.0)	—	—

Total other income tax adjustments attributable to income from continuing operations	$(3.0)	$—	$—

Adjustments attributable to affiliates’ earnings from continuing operations, net of taxes:

Aircraft spare engine impairment at RRPF (8)	$11.5	$—	$—

Income tax rate changes (9)	—	39.7	12.3

Total adjustments attributable to affiliates’ earnings from continuing operations, net of taxes	$11.5	$39.7	$12.3

Net income from continuing operations, excluding tax adjustments and other items (non-GAAP)	$217.7	$182.2	$162.5

Net income from discontinued operations, excluding tax adjustments and other items (non-GAAP)	$—	$—	$1.1

Net income from consolidated operations, excluding tax adjustments and other items (non-GAAP)	$217.7	$182.2	$163.6

B-2	GATX CORPORATION - 2023 Proxy Statement

EXHIBIT B RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Impact of Tax Adjustments and Other Items on Diluted Earnings Per Share:	2022	2021	2020

Diluted earnings per share from consolidated operations (GAAP)	$4.35	$3.98	$4.27

Less: Diluted earnings per share from discontinued operations (GAAP)	—	—	0.03

Diluted earnings per share from continuing operations (GAAP)	$4.35	$3.98	$4.24

Adjustments attributable to income from continuing operations, net of taxes:

Rail Russia impairment at Rail International (2)	0.41

Specialized Gas Vessels impairment at Portfolio Management (3)	0.96

Environmental remediation costs (4)	0.12

Income tax rate change (7)	(0.08)

Net insurance proceeds (5)	—	(0.11)	—

Debt extinguishment costs (6)	—	0.09	—

Adjustments attributable to affiliates’ earnings from continuing operations, net of taxes:

Aircraft spare engine impairment at RRPF (8)	0.32

Income tax rate changes (9)	—	1.10	0.35

Diluted earnings per share from continuing operations, excluding tax adjustments and other items (non-GAAP) *	$6.07	$5.06	$4.59

Diluted earnings per share from discontinued operations, excluding tax adjustments and other items (non-GAAP)	$—	$—	$0.03

Diluted earnings per share from consolidated operations, excluding tax adjustments and other items (non-GAAP)	$6.07	$5.06	$4.62

Return on Equity:	2022	2021	2020

Return on Equity (GAAP)	7.7%	7.2%	8.0%

Return on Equity, excluding tax adjustments and other items (non-GAAP) (10)	10.8%	9.2%	8.6%

LTI-Adjusted Return on Equity, applicable for performance share plan measures (non-GAAP) (11)	7.1%	6.7%	7.4%

(*)	Sum of individual components may not be additive due to rounding.
(1)	Shareholders’ Equity used for purposes of calculating LTI-Adjusted Return on Equity (non-GAAP) for the performance share plan.
(2)	In 2022, we made the decision to exit our rail business in Russia. As a result, we recorded losses associated with the impairment of the net assets.
(3)	In 2022, we made the decision to sell the Specialized Gas Vessels. As a result, we recorded losses associated with the impairments of these assets.
(4)	Reserve recorded as part of an executed agreement for anticipated remediation costs at a previously owned property, sold in 1974.
(5)	Net gain from insurance recoveries for storm damage to a maintenance facility at Rail North America.
(6)	Write-off of unamortized deferred financing costs associated with the early redemption of our $150 million 5.625% Senior Notes due 2066.
(7)	Deferred income tax adjustment due to an enacted corporate income tax rate reduction in Austria in 2022.
(8)	Impairment losses related to aircraft spare engines in Russia that RRPF does not expect to recover.
(9)

Deferred income tax adjustments due to an enacted corporate income tax rate increase in the United Kingdom in 2021 and the elimination of a previously announced corporate income tax rate reduction in the United Kingdom in 2020.

(10)	Calculated as net income, excluding tax adjustments and other items (non-GAAP), divided by GAAP Shareholders’ Equity.
(11)	LTI-Adjusted Return on Equity (non-GAAP) is calculated as net income divided by Shareholders’ Equity, as adjusted as shown above (non-GAAP).

GATX CORPORATION - 2023 Proxy Statement	B-3

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by the closing of the polls at the virtual Annual Meeting (for registered shares) and 8:00 a.m. Eastern Time, on April 26, 2023 (for Plan Shares, as defined in the Proxy Statement). Online Go to www.envisionreports.com/GATX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/GATX. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2023 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all of the nominees listed, FOR Proposals 2 and 4, and for EVERY YEAR for Proposal 3. 1. ELECTION OF DIRECTORS: + For Against Abstain For Against Abstain For Against Abstain 01—Diane M. Aigotti 02—Anne L. Arvia 03—Robert C. Lyons 04—James B. Ream 05—Adam L. Stanley 06—David S. Sutherland 07—Stephen R. Wilson 08—Paul G. Yovovich Every Year Every 2 Years Every 3 Years Abstain 2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION For Against Abstain 3. ADVISORY RESOLUTION ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2023 B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1PCF

The 2023 Annual Meeting of Shareholders of GATX Corporation will be held on Friday, April 28, 2023 at 9:00 a.m. Central Time, virtually via live audio webcast at www.meetnow.global/MMQAVCG. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/GATX. Small steps make an impact. Help the environment by consenting to receive electronic delivery. Sign up at www.envisionreports.com/GATX. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. GATX Corporation + 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 28, 2023 Robert C. Lyons, Thomas A. Ellman, and Brian L. Glassberg, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of GATX Corporation to be held via live audio webcast at www.meetnow.global/MMQAVCG on Friday, April 28, 2023, at 9:00 a.m. Central Time, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR Proposals 2 and 4, and for EVERY YEAR for proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +